Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-235803

The information in this prospectus supplement and the accompanying prospectus to which it relates is not complete and may be changed. This prospectus supplement and the accompanying prospectus to which it relates are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT

(SUBJECT TO COMPLETION)

DATED JANUARY 21, 2020

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 3, 2020)

Petróleo Brasileiro S.A. — Petrobras

(Brazilian Petroleum Corporation — Petrobras)

611,835,583 Common Shares, including Common Shares represented by American Depositary Shares

The selling shareholder named in this prospectus supplement, or the Selling Shareholder, is initially offering 611,835,583 common shares of Petrobras, or our common shares, in a global offering that consists of an international offering outside Brazil and a concurrent public offering in Brazil. The international offering includes a registered offering in the United States. The closings of the international and Brazilian offerings are conditioned upon each other.

In the international offering, the Selling Shareholder is offering our common shares, including common shares represented by American depositary shares, each of which represents two of our common shares, or the common ADSs. Common ADSs sold in the international offering will be paid for in U.S. dollars. Common shares sold in the international offering will be delivered in Brazil and paid for in reais.

The Selling Shareholder has the right, in a joint decision with the international underwriters, to sell up to an aggregate of 122,367,116 common shares, including common shares represented by common ADSs, which we refer to as “additional securities,” or up to 20% of the total number of common shares initially offered, under the same conditions and at the same price of each of the securities initially offered.

The international underwriters named in this prospectus supplement are underwriting the sale of                common ADSs, which represent                common shares. The Brazilian underwriters are placing                common shares, including common shares sold in the international offering, to investors in and outside Brazil.

Our common shares are listed on the São Paulo Stock Exchange (B3 S.A. – Brasil, Bolsa, Balcão), or the B3, under the ticker symbol “PETR3.” The closing price of our common shares on the B3 on January 20, 2020 was R$31.98 per common share. The common ADSs are listed on The New York Stock Exchange, or the NYSE, under the ticker symbol “PBR.” The closing price of the common ADSs on the NYSE on January 17, 2020 was U.S.$15.16 per common ADS. Our common shares are also listed on the Mercado de Valores Latinoamericanos en Euros (Latibex) under the ticker symbol “XPBR.”

See “Risk Factors” beginning on page S-20 to read about factors you should consider before investing in the securities offered in this prospectus supplement and the accompanying prospectus.

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state or foreign securities commission, including the Brazilian Securities Commission (Commissão de Valores Mobiliarios, or CVM), has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common ADS	Per Common Share	Total(1)
Public offering price(2)	U.S.$	R$	U.S.$
Underwriting discounts, fees and commissions(3) (4)	U.S.$	R$	U.S.$
Proceeds, before expenses, to the Selling Shareholder(3) (4)	U.S.$	R$	U.S.$

(1)	Amounts in reais have been translated into U.S. dollars at the selling rate reported by the Central Bank of Brazil as of , 2020, or R$ to U.S.$1.00.
(2)	The public offering price per common ADS includes a common ADS issuance fee of U.S.$0.03 per common ADS that will be paid to the ADS depositary.
(3)	See “Underwriting” beginning on page S-32 of this prospectus supplement for additional information regarding underwriting compensation.
(4)	Without taking into consideration the additional securities.

The international underwriters expect to deliver the common ADSs through the facilities of The Depository Trust Company against payment in New York, New York on or about                , 2020. Delivery of our common shares, including common shares offered in the international offering, will be made in Brazil through the book-entry facilities of the B3 Central Depository (Central Depositária da B3) on or about                , 2020.

Global Coordinators and Joint Bookrunners

Credit Suisse	BofA Securities

Joint Bookrunners

Bradesco BBI	Banco do Brasil Securities LLC	Citigroup	Goldman Sachs & Co. LLC	Morgan Stanley	XP Investments US, LLC

The date of this prospectus supplement is                , 2020.

PROSPECTUS SUPPLEMENT

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PROSPECTUS

About this Prospectus	2

Forward-Looking Statements	3

Presentation of Financial Information	5

Petrobras	6

Use of Proceeds	7

Selling Shareholder	8

The Securities	9

Description of Common Shares and American Depositary Shares	10

Plan of Distribution	21

Experts	23

Validity of Securities	24

Difficulties of Enforcing Civil Liabilities Against Non-U.S. Persons	25

Where You Can Find More Information	27

Incorporation of Certain Documents by Reference	28

ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the offering by the Selling Shareholder and certain other matters relating to us and our business, financial condition and results of operation. The second part, the accompanying prospectus, gives more general information about the common shares and common ADSs that the Selling Shareholder is offering. Generally, references to the prospectus mean this prospectus supplement and the accompanying prospectus combined. If the information in this prospectus supplement differs from the information in the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus.

We are responsible for the information contained and incorporated by reference in this prospectus supplement and in any related free-writing prospectus we prepare or authorize. Petrobras has not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. Neither the Selling Shareholder nor the international underwriters are making an offer to sell our common shares or the common ADSs in any jurisdiction where the offer is not permitted.

You should not assume that the information in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date of the relevant document.

The Selling Shareholder is using this prospectus to offer our common shares and the common ADSs outside Brazil. The Selling Shareholder is also offering our common shares in Brazil by means of a Brazilian prospectus and accompanying reference form (formulário de referência) in Portuguese (the Brazilian offering documents). You should not rely on the Brazilian offering documents in making an investment decision in relation to our common shares and the common ADSs offered hereby.

In this prospectus supplement, unless the context otherwise requires, references to “Petrobras” are to Petróleo Brasileiro S.A. – Petrobras and references to “we,” “us” and “our” are to Petróleo Brasileiro S.A. – Petrobras and its consolidated subsidiaries, joint operations and structured entities taken as a whole.

References herein to “reais” or “R$” are to the lawful currency of Brazil. References herein to “U.S. dollars” or “U.S.$” are to the lawful currency of the United States.

PRIIPs Regulation / Prospectus Regulation / Prohibition of sales to EEA retail investors

Our common shares and the common ADSs are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor (a “Qualified Investor”) as defined in the Prospectus Regulation. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling our common shares and the common ADSs or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling our common shares and the common ADSs or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus supplement has been prepared on the basis that any offer of common shares or common ADSs in any Member State will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of common shares and common ADSs. Accordingly, any person making or intending to make any offer within the EEA of common shares or common ADSs which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for Petrobras, the Selling Shareholder or any of the international underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, in each case, in relation to such offer. Neither Petrobras nor the Selling Shareholder nor the international underwriters have authorized, nor do they authorize, the making of any offer of common shares or common ADSs in circumstances in which an obligation arises for Petrobras, the Selling Shareholder or the international underwriters to publish a prospectus for such offer. Neither Petrobras nor the Selling Shareholder nor the international underwriters have authorized, nor do they authorize, the making of any offer of common shares or common ADSs through any financial intermediary, other than offers made by the international underwriters, which constitute the final placement of the common shares and common ADSs contemplated in this prospectus supplement.

Each person in a Member State who receives any communication in respect of, or who acquires any common shares or common ADSs under, the offers to the public contemplated in this prospectus supplement, or to whom the common shares or common ADSs are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each international underwriter, Petrobras and the Selling Shareholder that it and any person on whose behalf it acquires common shares or common ADSs is: (i) a qualified investor within the meaning of Article 2(e) of the Prospectus Regulation; (ii) in the case of the common ADSs only, not a retail investor (as defined above); and (iii) in the case of any common shares or common ADSs acquired by it as a financial intermediary, as that term is used in Article 5(1) of the Prospectus Regulation, (i) the common shares or common ADSs acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Regulation, or in circumstances in which the prior consent of the international underwriters has been given to the offer or resale; or (ii) where the common shares or common ADSs have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those common shares or common ADSs to it is not treated under the Prospectus Regulation as having been made to such persons.

We, the Selling Shareholder and the international underwriters and their affiliates, and others will rely upon the truth and accuracy of the foregoing representation, acknowledgment and agreement. Notwithstanding the above, a person who is not a Qualified Investor may, with the consent of the international underwriters, be permitted to purchase our common shares or the common ADSs in the international offering.

In this section, the expression an “offer” in relation to any common shares or common ADSs in any Member State of the EEA means the communication in any form and by any means of sufficient information on the terms of the offer and our common shares or the common ADSs to be offered so as to enable an investor to decide to purchase or subscribe for our common shares or the common ADSs and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended or superseded).

Unless otherwise indicated, all information contained in this prospectus supplement assumes no sale of the additional securities.

FORWARD-LOOKING STATEMENTS

Some of the information contained or incorporated by reference in this prospectus supplement are forward-looking statements that are not based on historical facts and are not assurances of future results. Many of the forward-looking statements contained, or incorporated by reference, in this prospectus supplement may be identified by the use of forward-looking words, such as “believe,” “expect,” “estimate,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “potential” and similar expressions.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. There is no assurance that the expected events, trends or results will actually occur.

We have made forward-looking statements that address, among other things:

•	our marketing and expansion strategy;

•	our exploration and production activities, including drilling;

•	our activities related to refining, import, export, transportation of oil, natural gas and oil products, petrochemicals, power generation, biofuels and other sources of renewable energy;

•	our projected and targeted capital expenditures and other costs, commitments and revenues;

•	our liquidity and sources of funding;

•	our pricing strategy and development of additional revenue sources; and

•	the impact, including cost, of acquisitions and divestments.

Our forward-looking statements are not guarantees of future performance and are subject to assumptions that may prove incorrect and to risks and uncertainties that are difficult to predict. Our actual results could differ materially from those expressed or forecast in any forward-looking statements as a result of a variety of assumptions and factors. These factors include, but are not limited to, the following:

•	our ability to obtain financing;

•	general economic and business conditions, including crude oil and other commodity prices, refining margins and prevailing exchange rates;

•	global economic conditions;

•	our ability to find, acquire or gain access to additional reserves and to develop our current reserves successfully;

•	uncertainties inherent in making estimates of our oil and gas reserves, including recently discovered oil and gas reserves;

•	competition;

•	technical difficulties in the operation of our equipment and the provision of our services;

•	changes in, or failure to comply with, laws or regulations, including with respect to fraudulent activity, corruption and bribery;

•	receipt of governmental approvals and licenses;

•	international and Brazilian political, economic and social developments;

•	natural disasters, accidents, military operations, acts of sabotage, wars or embargoes;

•	the cost and availability of adequate insurance coverage;

•	our ability to successfully implement asset sales under our portfolio management program;

•	the outcome of ongoing corruption investigations and any new facts or information that may arise in relation to the “Lava Jato investigation;”

•	the effectiveness of our risk management policies and procedures, including operational risk;

•	litigation, such as class actions or enforcement or other proceedings brought by governmental and regulatory agencies; and

•	other factors discussed below under “Risk Factors.”

For additional information on factors that could cause our actual results to differ from expectations reflected in forward-looking statements, see “Risk Factors” in this prospectus supplement and in documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

All forward-looking statements attributed to us or a person acting on our behalf are qualified in their entirety by this cautionary statement, and you should not place undue reliance on any forward-looking statement included in this prospectus supplement or the accompanying prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events or for any other reason.

PRESENTATION OF FINANCIAL INFORMATION

Prior to July 2019 we held a controlling equity interest in Petrobras Distribuidora S.A. (“BR Distribuidora”) and, as a result, BR Distribuidora’s financial position, results of operations and cash flows were consolidated in our consolidated financial statements.

In July 2019, we completed the sale of a 33.75% equity interest in BR Distribuidora. Following the sale, we now hold a non-controlling 37.50% equity interest in BR Distribuidora. As such, from the date of the sale, we (i) ceased to consolidate BR Distribuidora’s financial position, results of operations and cash flows in our consolidated financial statements, (ii) recognized a gain arising from such sale and (iii) commenced accounting for BR Distribuidora’s financial results under the equity method.

Accordingly, our unaudited consolidated statements of income and cash flows for the three and nine-month periods ended September 30, 2019 and 2018, incorporated herein by reference, present net income and operating, investing and financing cash flows relating to the disposed interest in BR Distribuidora in separate line items as discontinued operations.

As required by the SEC, we have also retrospectively revised our consolidated financial statements as of December 31, 2018 and 2017 and for the years ended December 31, 2018, 2017 and 2016, to report the net income and operating, investing and financing cash flows relating to the disposed interest in BR Distribuidora in separate line items as discontinued operations. On January 2, 2020, we furnished a report on Form 6-K with the SEC, which is incorporated by reference herein, to provide investors with our audited revised consolidated financial statements as of December 31, 2018 and 2017 and for the years ended December 31, 2018, 2017 and 2016, and with a revised managements’ discussion of our results of operations for such years.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Petrobras is incorporating by reference into this prospectus supplement the following documents that it has filed with or furnished to the SEC:

1.

The Petrobras Annual Report on Form 20-F for the year ended December 31, 2018, or the 2018 Form 20-F, filed with the SEC on April 1, 2019. The audited consolidated financial statements and related discussion of results of operations included therein have been superseded by the audited revised consolidated financial statements and related discussion of results of operations set forth in the Petrobras Report on Form 6-K described in paragraph (13) below. See “Presentation of Financial Information.”

2.

The Petrobras Report on Form 6-K furnished to the SEC on October 28, 2019, containing Petrobras’s financial statements in U.S. dollars as of September 30, 2019, and for the three and nine-month periods ended September 30, 2019 and 2018, prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

3.	The Petrobras Report on Form 6-K furnished to the SEC on August 29, 2019, relating to the approval of Petrobras new shareholder compensation policy.

4.	The Petrobras Report on Form 6-K furnished to the SEC on November 12, 2019, relating to the delisting of Petrobras stocks from the Argentine Stock Exchange.

5.	The Petrobras Report on Form 6-K furnished to the SEC on November 12, 2019, relating to the acquisition of a block in a bidding round under the Production Sharing Contract.

6.

The Petrobras Report on Form 6-K furnished to the SEC on November 19, 2019, containing a discussion of Petrobras’s financial information and results in U.S. dollars as of September 30, 2019 and for the nine-month periods ended September 30, 2019 and 2018.

7.	The Petrobras Report on Form 6-K furnished to the SEC on November 21, 2019, relating to a contract for the sale of Liquigás.

8.	The Petrobras Report on Form 6-K furnished to the SEC on December 11, 2019 relating to the Transfer of Rights Agreement.

9.	The Petrobras Report on Form 6-K furnished to the SEC on December 17, 2019, relating to prepayment of a China Development Bank loan.

10.	The Petrobras Report on Form 6-K furnished to the SEC on December 19, 2019 relating to payment of shareholder remuneration.

11.	The Petrobras Report on Form 6-K furnished to the SEC on December 20, 2019, relating to an agreement with Sete Brasil.

12.	The Petrobras Report on Form 6-K furnished to the SEC on December 30, 2019, relating to the sale of 50% of Tartaruga Verde of Module III of Espadarte.

13.	The Petrobras Report on Form 6-K furnished to the SEC on January 2, 2020, relating to the resignation of a member of Petrobras’s board of directors.

14.

The Petrobras Report on Form 6-K furnished to the SEC on January 2, 2020 containing Petrobras’s audited revised financial statements in U.S. dollars as of December 31, 2018 and 2017 and for the years ended on December 31, 2018, 2017 and 2016, prepared in accordance with IFRS as issued by the IASB and the related discussion of such audited revised financial statements.

15.	The Petrobras Report on Form 6-K furnished to the SEC on January 15, 2020, relating to the sale of 50% of the equity interest held by Petrobras International Braspetro B.V. in Petrobras Oil & Gas B.V.

16.

Any future filings of Petrobras on Form 20-F made with the SEC after the date of this prospectus supplement and prior to the completion of the offering of the securities offered by this prospectus supplement, and any future reports of Petrobras on Form 6-K furnished to the SEC during that period that are identified in those forms as being incorporated by reference into this prospectus supplement or the accompanying prospectus.

We will provide without charge to any person to whom a copy of this prospectus supplement is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Petrobras’s Investor Relations Department located at Avenida República do Chile, 65 — 10th Floor, 20031-912—Rio de Janeiro, RJ, Brazil, Attn: Leandro da Rocha Santos, Investor Relations Department, Finance Department, Institutional Investors Manager (telephone: +55 (21) 3224-0792; fax: +55 (21) 3224-1401; e-mail: petroinvest@petrobras.com.br).

WHERE YOU CAN FIND MORE INFORMATION

Information that Petrobras files with or furnishes to the SEC after the date of this prospectus supplement, and that is incorporated by reference herein, will automatically update and supersede the information in this prospectus supplement. You should review the SEC filings and reports that Petrobras incorporates by reference to determine if any of the statements in this prospectus supplement, the accompanying prospectus or in any documents previously incorporated by reference have been modified or superseded.

Documents incorporated by reference in this prospectus supplement are available without charge. Each person to whom this prospectus supplement and the accompanying prospectus are delivered may obtain documents incorporated by reference herein by requesting them either in writing or orally, by telephone or by e-mail from us at the following address:

Investor Relations Department

Petróleo Brasileiro S.A.- Petrobras

Avenida República do Chile, 65 — 10th Floor

20031-912 — Rio de Janeiro — RJ, Brazil

Attn: Leandro da Rocha Santos, Investor Relations Department, Finance Department, Institutional Investors Manager

Telephone: +55 (21) 3224-0792

Fax: +55 (21) 3224-1401

E-mail: petroinvest@petrobras.com.br

Petrobras is subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, applicable to a foreign private issuer, and accordingly files or furnishes reports, including annual reports on Form 20-F, reports on Form 6-K, and other information with the SEC. Any filings Petrobras makes electronically will be available to the public over the Internet at the SEC’s web site at http://www.sec.gov. The information on this website, which might be accessible through a hyperlink resulting from this URL, is not and shall not be deemed to be incorporated into this prospectus supplement.

SUMMARY

This summary highlights key information described in greater detail elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our common shares and the common ADSs. You should read carefully the entire prospectus supplement, the accompanying prospectus, including “Risk Factors” and the documents incorporated by reference herein, which are described under “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.”

We are one of the world’s largest integrated oil and gas companies, engaging in a broad range of oil and gas activities. Petrobras is a sociedade de economia mista, organized and existing under the laws of Brazil. For the years ended December 31, 2018 and 2017, we had sales revenues from continuing operations of U.S.$84.6 billion and U.S.$77.9 billion, respectively, gross profit from continuing operations of U.S.$32.5 billion and U.S.$26.7 billion, respectively, and net income (loss) attributable to shareholders of Petrobras of U.S.$7.2 billion and U.S.$(91.0) million, respectively. In 2018, our average domestic daily oil production was 2,035 mmbbl/d. We engage in a broad range of activities, which cover the following segments of our operations:

•

Exploration and Production: this segment covers the activities of exploration, development and production of crude oil, NGL (natural gas liquid) and natural gas in Brazil and abroad, for the primary purpose of supplying our domestic refineries. This segment also operates through partnerships with other companies and includes holding interests in foreign entities operating in this segment;

•

Refining, Transportation and Marketing: this segment covers the activities of refining, logistics, transport and trading of crude oil and oil products in Brazil and abroad, exports of ethanol, petrochemical operations, such as extraction and processing of shale, as well as holding interests in petrochemical companies in Brazil;

•

Gas and Power: this segment covers the activities of logistics and trading of natural gas and electricity, transportation and trading of LNG (liquefied natural gas), generation of electricity by means of thermoelectric power plants, as well as holding interests in transporters and distributors of natural gas in Brazil and abroad. It also includes fertilizer operations;

•

Distribution: this segment covers the activities of BR Distribuidora, which sells oil products, including gasoline and diesel, ethanol and vehicle natural gas in Brazil. This segment also includes distribution of oil products operations abroad (South America). Following our sale of common shares in BR Distribuidora in July 2019, we now own a 37.5% interest in BR Distribuidora; and

•

Biofuel: this segment covers the activities of production of biodiesel and its co-products, as well as ethanol-related activities through interest in entities producing and trading ethanol, sugar and surplus electric power generated from sugarcane bagasse.

Additionally, we have a Corporate segment that has activities that are not attributed to the other segments, notably those related to corporate financial management, corporate overhead and other expenses, provision for the class action settlement, and actuarial expenses related to the pension and medical benefits for retired employees and their dependents. For further information regarding our business segments, see Notes 4.2 and 30 to our audited consolidated financial statements for the year ended December 31, 2018 incorporated herein by reference to Petrobras’s Form 6-K furnished to the SEC on January 2, 2020.

Our principal executive office is located at Avenida República do Chile, 65, 20031-912 – Rio de Janeiro RJ, Brazil, its telephone number is +(55-21) 3224-4477, and our website is www.petrobras.com.br. The information on our website, which might be accessible through a hyperlink resulting from this URL, is not and shall not be deemed to be incorporated into this prospectus supplement.

The Offering

Issuer	Petróleo Brasileiro S.A. – Petrobras.

Selling Shareholder	Banco Nacional de Desenvolvimento Econômico e Social – BNDES.

Global offering

The global offering consists of the international offering and the Brazilian offering. The international offering and the Brazilian offering are being conducted concurrently, and the closing of each is conditioned upon the closing of the other.

International offering

The international offering is being conducted outside Brazil and includes an offering registered with the SEC. The international underwriters named elsewhere in this prospectus supplement are underwriting the sale of                 common ADSs. The international underwriters are also acting as placement agents on behalf of the Brazilian underwriters for sales of our common shares to investors outside Brazil.

SEC registered offering	The securities sold as part of the international offering to investors outside Brazil are being sold by means of this prospectus supplement in an offering registered with the SEC.

Brazilian offering

The Brazilian underwriters are placing                 common shares, including common shares sold in the international offering, to investors in and outside Brazil. As part of the Brazilian offering, the Brazilian underwriters are placing common shares to retail investors (the “Brazilian retail offering”) and to qualified non-institutional investors (the “Brazilian qualified non-institutional offering”) in Brazil. The offering to investors in Brazil is exempt from registration with the SEC under Regulation S.

Common ADSs	Each common ADS represents two of our common shares.

Additional securities

The Selling Shareholder has the right, in a joint decision with the international underwriters, to sell up to an aggregate of 122,367,116 common shares, including common shares represented by common ADSs, or up to 20% of the total number of common shares initially offered, under the same conditions and at the same price of each of the securities initially offered.

Purchases of common shares

The common shares purchased by investors outside Brazil will be delivered in Brazil and paid for in reais. Any investor outside Brazil purchasing our common shares must be authorized to invest in Brazilian securities pursuant to the applicable rules and regulations of the Brazilian National Monetary Council (Conselho Monetário Nacional, or CMN), the Brazilian Securities Commission (Comissão de Valores Mobiliários, or CVM), and the Central Bank of Brazil (Banco Central do Brasil).

Offering price

The public offering prices in the international offering are set forth on the cover page of this prospectus supplement, in U.S. dollars per common ADS and reais per common share.

The public offering price per common ADS includes a common ADS issuance fee of U.S.$0.03 per common ADS that will be paid to the ADS depositary.

The public offering prices were approximately equivalent to each other at the exchange rates prevailing on                     , 2020.

Use of proceeds

All of the securities offered as part of the global offering, including the additional securities, if any, will be sold by the Selling Shareholder for its own account. Petrobras will not receive any of the proceeds from these sales.

Distributions

Under Brazilian law and our bylaws, we are required to distribute to our shareholders an annual amount equal to not less than 25% of our adjusted net income for the fiscal year, unless our board of directors advises our shareholders at our shareholders’ meeting that payment of the mandatory dividend for the preceding year is inadvisable in light of our financial condition and our shareholders approve that recommendation.

Holders of our preferred shares are entitled to minimum annual dividends equal to the greater of (i) 5% of their pro rata share of our paid-in capital or (ii) 3% of the book value of their preferred shares. To the extent that we declare dividends with respect to any year in amounts that exceed the minimum preferential dividends on our preferred shares, holders of our common shares and preferred shares will receive the same additional dividend amount per share.

The holders of common ADSs will be entitled to receive dividends to the same extent as the holders of our common shares, subject to deduction of any applicable fees and charges.

Voting rights	Holders of our common shares are entitled to one vote per share at meetings of our shareholders. The Brazilian federal government is required by law to own at least a majority of our voting stock.

Holders of the common ADSs do not have voting rights, but may instruct the ADS depositary how to vote the common shares underlying their common ADSs under the circumstances described in the deposit agreement.

Listings	Our common shares are publicly traded in Brazil on the B3 under the symbol “PETR3.”

The common ADSs representing our common shares trade on the NYSE under the symbol “PBR.”

Our common shares trade on the Latibex under the symbol “XPBR.”

Lock-up agreements	None of Petrobras, its directors or officers will be subject to lock-up agreements.

Selling Shareholder Lock-up agreements

The Selling Shareholder has agreed not to sell or transfer any common or preferred shares, common or preferred ADSs or securities convertible into, exchangeable for, exercisable for, or repayable with common or preferred shares or common or preferred ADSs, for 90 days after the date of this prospectus supplement without first obtaining the written consent of the Global Coordinators.

Brazilian retail offering Lock-up agreements

Investors qualified to acquire our common shares in the Brazilian retail offering, and who wish to benefit from priority allocation in such offering, will be subject to a 45-day lock-up period as of the date the Commencement Notice (Anúncio de Início) (the “Brazilian Retail Offering Lock-up”). The Brazilian Retail Offering Lock-up prohibits any offer, sale, lease, contract to sell, pledge, assign or otherwise dispose of such common shares. The common shares subject to the Brazilian Retail Offering Lock-up will be placed in a dedicated account at the B3 Central Depository and will remain blocked in such account until the end of the Brazilian Retail Offering Lock-up period, with certain limited exception.

Brazilian qualified non-institutional offering Lock-up agreements

Investors qualified to acquire our common shares in the Brazilian qualified non-institutional offering, and who wish to benefit from priority allocation in such offering, will be subject to a 60-day lock-up period as of the date the Commencement Notice (Anúncio de Início) (the “Brazilian Qualified Non-Institutional Offering Lock-up”). The Brazilian Qualified Non-Institutional Offering Lock-up prohibits any offer, sale, lease, contract to sell, pledge, assign or otherwise dispose of such common shares. The common shares subject to the Brazilian Institutional Offering Lock-up will be placed in a dedicated account at the B3 Central Depository and will remain blocked in such account until the end of the Brazilian Institutional Offering Lock-up period, with certain limited exception.

ADS depositary	JPMorgan Chase Bank, N.A. (“JPMorgan”).

Risk factors

You should carefully consider the risk factors discussed beginning on page S-20, the section entitled “Risk Factors” in Petrobras’s 2018 Form 20-F, which is incorporated by reference in this prospectus supplement, and the other information included or incorporated by reference in this prospectus supplement, before purchasing any common shares or common ADSs.

RECENT DEVELOPMENTS

Recent Developments Relating to our Business Plan

2020-2024 Strategic Plan

Our strategic monitoring process resulted in an update of our vision, purpose and strategies for the next five years. The adjustments to the previous set of strategies resulted in the publishing of 14 strategic goals. Accordingly, in November 2019, our board of directors approved our 2020-2024 strategic plan (the “Strategic Plan”).

Our process consists of the continuous evaluation of the business environment and the implementation of the plan, allowing adjustments to be made in a more efficient way. Our Strategic Plan is focused on oil and natural gas exploration and production, notably in the Brazilian pre-salt area, which is one of our greatest strengths and sources of value creation. Digital transformation has gained strength as an important instrument for adding value to our business in a competitive environment. Another highlight of our Strategic Plan is adopting economic value added (EVA ®, referred to herein as “EVA”) as a management tool for our company.

Our strategies were adjusted by defining our actions by strategic segment, in view of our focus on the core business and shareholders value generation:

•

Exploration and Production (“E&P”): (i) maximize portfolio value, focusing on deep and ultra-deep waters, seeking operational efficiency, recovery factor optimization and partnerships; and (ii) grow, sustained by world-class oil and gas assets in deep and ultra-deep waters.

•

Gas and Power: (i) act competitively in the trading of our own gas; (ii) optimize the thermoelectric portfolio focusing on self-consumption and trading of our own gas; and (iii) withdraw from gas distribution and transport completely.

•

Refining, Transportation and Marketing (“RTM”): (i) operate competitively in refining, logistics and oil products trading activities with focus on Southeastern operations; (ii) withdraw from fertilizers, LPG and biodiesel businesses completely; and (iii) act competitively in global oil trading.

•

Renewables: (i) develop research aimed at long-term operations in renewable energy businesses focused on wind and solar segments in Brazil; and (ii) make renewable diesel and BioQav commercially viable as a response to the sustainability policies of the Brazilian energy matrix.

•

Transversal Strategies: (i) transform us digitally by delivering solutions to challenges, empowering our employees, generating value and increasing operational safety; (ii) develop critical skills and a high-performance culture to meet the new company challenges using economic value added as a management tool; (iii) constantly pursue a competitive and efficient cost and investment structure with a high safety standard and respect for the environment; and (iv) strengthen our credibility and reputation.

Our Strategic Plan, referred to as “Mind the Gap” provides for a transformational agenda that aims to bridge the performance gap that separates us from other global oil and gas companies and create shareholder value. In addition, our Strategic Plan is consistent with the five strategic pillars we have defined:

Strategic Pillars

We are going through a moment of cultural and digital transformation and seeking an effective return on capital employed by our shareholders. Thus, we decided to incorporate the new management tool into our Strategic Plan: the EVA. The indicator represents the beginning of performance evaluation focused on value generation, transforming our culture through clear incentives for management and other professionals.

We aim to be a company with an operational return greater than our capital cost, positioned in world-class assets, with operations focused on oil and gas, advancing in the exploration and production of the Brazilian pre-salt, with an efficient refining system. In relation to renewable energy sources, we will engage in research to acquire skills to position ourselves in the long term in the wind and solar energy segments.

Our Strategic Plan has three top metrics focused on safety of people, debt reduction and value creation:

Strategic Plan Top Metrics

In the nine-month period ended September 30, 2019, we were able to reduce our gross debt by US$21.8 billion as compared to our gross debt as of September 30, 2018. We maintain our target to achieve a Net Debt/LTM EBITDA ratio of 1.5x in 2020.

Our projected capital expenditures for the next five years is US$75.7 billion, of which 85% is allocated to the E&P segment.

Projected Capital Expenditures: 2020-2024

Our Strategic Plan presents a repositioning of our E&P portfolio focusing on deepwater and ultra-deepwater activities, where the extraction cost is lower, providing higher returns. Thus, we expect 59% of our investments in the segment for the 2020-2024 period will be directed to pre-salt assets and projects, in particular on the Búzios field, which is expected be allocated 28% of the total investment planned for the E&P segment.

Projected E&P Investments

2020 - 2024

In the RTM segment, our efforts are focused on investments in maintenance (refining and logistics), HDTs in REPLAN (Paulínea), REDUC (Duque de Caxias) and RPBC (Presidente Bernardes), and HCC in REDUC (Duque de Caxias) to produce high quality lubricants.

In the Gas & Power segment, our investments are focused on Route 3 and natural gas processing unit to enable natural gas outflow from pre-salt production. In addition, we plan to invest in research and development (R&D) in solar and wind power.

Projected Investments: 2020-2024

We continue to pursue deleveraging by means of cash generation and divestment. In 2020, our major cash needs are expected to meet our budgeted capital expenditures, as defined in our Strategic Plan, for the year, amounting to US$12 billion, and to make principal and interest payments of US$7.4 billion on our debt. “Capital expenditures,” as used in our Strategic Plan, reflect the cost assumptions and financial methodology that include acquisition of intangible assets and property, plant and equipment, investment in investees and other items, which do not necessarily qualify as cash flows used in investing activities, comprising geological and geophysical expenses, research and development expenses, pre-operating charges, purchase of property, plant and equipment on credit and borrowing costs directly attributable to works in progress.

The divestments forecasted in our Strategic Plan vary between US$20-30 billion for the 2020-2024 period, with the highest concentration expected in the years 2020 and 2021. In addition to divestments already announced by us, we are currently evaluating the potential sale of certain thermoelectrics and gas pipelines in the pre-salt area, post-salt assets and assets located in Bolivia, in addition to the sale of our shareholding in BR Distribuidora and Braskem S.A. Nonetheless, our evaluation is still ongoing, and there is no corporate decision by our management with respect to the structure or implementation of the potential sale of such assets, which may depend on market and strategic conditions.

Production of Oil, NGL and Natural Gas

The oil and gas production curve estimated in our Strategic Plan indicates a continuous growth path. During the 2020-2024 period, 13 new production systems are expected to begin operation, all of which are allocated to deepwater and ultra-deepwater projects.

We decided to present a commercial production vision in order to represent the financial impact of production on our results, deducting from our natural gas production the volumes of gas reinjected into the reservoirs, consumed in E&P facilities and burned in production processes. In addition, the production curve does not include divestments, except for approximately 100 kboed, relating to the Nigerian fields and the Tartaruga Verde field, which sale transactions have already been signed and the closings are expected to occur in the short term.

The production curve estimated in our Strategic Plan is presented below.

Estimated Oil and Gas Production (MM boed)

2020 - 2024

For the 2020 production target, we consider a variation of plus or minus 2.5%. The oil production in this year mainly reflects losses in volumes related to natural decline of mature fields and higher concentration of production stoppages to increase the integrity of the systems, partially offset by the ramp-up of new platforms. In the long term, the growth path is supported by new production systems, particularly in the pre-salt, with higher profitability and value generation and by the Campos Basin production stability.

Crude Oil Price and Exchange Rate

Future calculations have been carried out assuming an average Brent crude oil price of US$65 per barrel and an average nominal exchange rate of R$ 3.93 to US$1.00 for the 2020-2024 period.

Operational Costs

Our Strategic Plan includes cost optimization and reduction initiatives, which includes a reduction in corporate expenses (costs and expenses excluding raw materials).

Financing

Our cash generation will be the result of higher expected efficiency, greater cost control and financial resources due to active portfolio management. This will allow for a gradual reduction in gross debt, with a consequent reduction in interest expenses and an increase in estimated dividend distribution amounts through our new dividend policy

In addition, by anticipating cash flow through divestments of assets, we will make our investments, looking for reducing our indebtedness, without the need for new net fundraising in our Strategic Plan horizon.

Low carbon and sustainability commitments

So far, we have already advanced with a series of carbon emission reduction actions in our processes, which involve reducing the flaring of natural gas, reinjection of CO2 and gains in energy efficiency. We maintain our commitment to reducing carbon emissions of our of processes and products, with a carbon resilience and efficiency action plan.

Accordingly, we have established ten commitments for the low carbon and sustainability agenda:

1.	Zero growth in absolute operating emissions by 2025*;

2.	Zero routine flaring by 2030;

3.	Re-injection of approximately 40 MM ton CO2 up to 2025 in carbon capture, utilization and storage (CCUS) projects;

4.	32% reduction in carbon intensity in the E&P segment by 2025;

5.	30% to 50% reduction in methane emission intensity in the E&P segment by 2025;

6.	16% reduction in carbon intensity in refining segment by 2025;

7.	30% reduction in freshwater capture in our operations with focus on increasing reuse by 2025;

8.	Zero increase in residues generation by 2025;

9.	100% of our facilities with biodiversity action plan by 2025; and

10.	Maintenance of investments in socio-environmental projects.

*	Carbon commitments related to 2015 base. Other commitments based on 2018.

With the execution of our Strategic Plan, we reaffirm our commitment to be a financially competitive company with an efficient capital structure focused on a world-class oil and gas assets base, low indebtedness, conscious of the safety of people and the environment and oriented toward ethical principles and transparency.

RISK FACTORS

Our 2018 Form 20-F includes extensive risk factors relating to our operations, our compliance and control risks (including those related to material weaknesses in our internal control over financial reporting identified in prior years, the ongoing Lava Jato investigation and uncertainty relating to our methodology to estimate the incorrectly capitalized overpayments uncovered in the context of the Lava Jato investigation), our relationship with the Brazilian federal government, and to Brazil. You should carefully consider those risks and the risks described below, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making a decision to invest in our common shares or common ADSs.

Risks Relating to Our Common Shares and the Common ADSs

The size, volatility, liquidity or regulation of the Brazilian securities markets may curb the ability of holders of the common ADSs to sell the common shares underlying those common ADSs.

Our common shares are among the most liquid traded on the B3, but overall, the Brazilian securities markets are smaller, more volatile and less liquid than the major securities markets in the United States and other jurisdictions, and may be regulated differently from the way in which U.S. investors are accustomed. Factors that may specifically affect the Brazilian equity markets may limit the ability of holders of the common ADSs to sell the common shares underlying those common ADSs at the price and time they desire.

Holders of the common ADSs may be unable to exercise preemptive rights with respect to the common shares underlying those common ADSs.

Holders of the common ADSs who are residents of the United States may not be able to exercise the preemptive rights relating to our common shares underlying those common ADSs unless a registration statement under the Securities Act is effective with respect to those rights or an exemption from the registration requirements of the Securities Act is available. We are not obligated to file a registration statement with respect to our common shares relating to these preemptive rights, and therefore we may not file any such registration statement. If a registration statement is not filed and an exemption from registration does not exist, JPMorgan, as ADS depositary, or the ADS depositary, will attempt to sell the preemptive rights, and holders of the common ADSs will be entitled to receive the proceeds of the sale. However, the preemptive rights will expire if the ADS depositary cannot sell them. For a more complete description of preemptive rights with respect to our common shares, see Item 10. “Additional Information—Memorandum and Articles of Incorporation—Preemptive Rights” of the 2018 Form 20-F.

If holders of the common ADSs exchange their common ADSs for common shares, they risk losing the ability to timely remit foreign currency abroad and other related advantages.

The Brazilian custodian for our common shares underlying the common ADSs must obtain a certificate of registration from the Central Bank of Brazil to be entitled to remit U.S. dollars abroad for payments of dividends and other distributions relating to our common shares or upon the disposition of our common shares.

The conversion of the common ADSs directly into ownership of the underlying common shares is governed by CMN Resolution No. 4,373 and foreign investors who intend to do so are required to appoint a representative in Brazil for the purposes of CMN Resolution No. 4,373, who will be in charge for keeping and updating the investors’ certificates of registrations with the Central Bank of Brazil, which entitles registered foreign investors to buy and sell directly on the B3. Such arrangements may require additional expenses from the foreign investor. Moreover, if such representatives fail to obtain or update the relevant certificates of registration, investors may incur in additional expenses or be subject to operational delays which could affect their ability to receive dividends or distributions relating to the common shares or the return of their capital in a timely manner.

The custodian’s certificate of registration or any foreign capital registration directly obtained by such holders may be affected by future legislative or regulatory changes, and we cannot assure such holders that additional restrictions applicable to them, the disposition of the underlying common shares, or the repatriation of the proceeds from the process will not be imposed in the future.

Holders of the common ADSs may face difficulties in protecting their interests.

Petrobras’s corporate affairs are governed by Petrobras’s bylaws and Brazilian Corporate Law, which differ from the legal principles that would apply if Petrobras were incorporated in a jurisdiction in the United States or elsewhere outside Brazil. In addition, the rights of a common ADS holder, which are derivative of the rights of holders of our common shares, to protect their interests are different under Brazilian Corporate Law than under the laws of other jurisdictions. Rules against insider trading and self-dealing and the preservation of shareholder interests may also be different in Brazil than in the United States. In addition, the structure of a class action in Brazil is different from that in the United States, and under Brazilian law, shareholders in Brazilian companies do not have standing to bring a class action, and under Petrobras’s bylaws must, generally with respect to disputes concerning rules regarding the operation of the capital markets, arbitrate any such disputes.

Petrobras is a state-controlled company organized under the laws of Brazil, and all of its directors and officers reside in Brazil. Substantially all of Petrobras’s assets and those of its directors and officers are located in Brazil. As a result, it may not be possible for holders of common ADSs to effect service of process upon Petrobras or its directors and officers within the United States or other jurisdictions outside Brazil or to enforce against Petrobras or its directors and officers judgments obtained in the United States or other jurisdictions outside Brazil. Because judgments of United States courts for civil liabilities based upon the United States federal securities laws may only be enforced in Brazil if certain requirements are met, holders of common ADSs may face greater difficulties in protecting their interest in actions against us or our directors and officers than would shareholders of a corporation incorporated in a state or other jurisdiction of the United States.

Holders of the common ADSs do not have the same voting rights as our shareholders.

Holders of the common ADSs do not have the same voting rights as holders of our common shares. Holders of the common ADSs are entitled to the contractual rights set forth for their benefit under the deposit agreements. ADS holders exercise voting rights by providing instructions to the ADS depositary, as opposed to attending shareholders meetings or voting by other means available to shareholders. In practice, the ability of a holder of the common ADSs to instruct the ADS depositary as to voting will depend on the timing and procedures for providing instructions to the ADS depositary, either directly or through the holder’s custodian and clearing system.

None of Petrobras, its directors, officers or major shareholders will be subject to lock-up agreements. If there are any substantial sales of our common shares or common ADSs by Petrobras or any of its directors, officers or major shareholders, or the market perception that such sales may occur, the price of our common shares or common ADSs could decline.

Petrobras will not be subject to any lock-up agreement that would restrict or limit its ability to issue and sell common shares, including common shares represented by common ADSs, into the market. Similarly, none of Petrobras’s directors, officers or major shareholders will be subject to any lock-up agreement that would restrict or limit their ability to sell common shares or common ADSs held by any of them. Substantial sales of our common shares or common ADSs may be sold into the market at any time after the consummation of the global offering. If there are substantial sales of our common shares or common ADSs, or the market perception that such sales may occur, particularly sales by Petrobras or any of its directors, officers or major shareholders, the price of our common shares or common ADSs could decline.

USE OF PROCEEDS

All of the securities offered as part of the global offering, including any additional securities, will be sold by the Selling Shareholder for its own account. Petrobras will not receive any of the proceeds from these sales.

SELECTED FINANCIAL INFORMATION

This prospectus supplement incorporates by reference (i) our unaudited consolidated interim financial statements as of September 30, 2019 and for the three and nine-month periods ended September 30, 2019 and 2018, and (ii) our audited revised consolidated financial statements as of December 31, 2018 and 2017 and for the years ended December 31, 2018, 2017 and 2016, which have been prepared in accordance with IFRS as issued by the IASB.

The selected financial information as of December 31, 2018 and 2017 and for the years ended December 31, 2018, 2017, and 2016, presented in the tables below has been derived from Petrobras’s audited revised consolidated financial statements, incorporated by reference into this prospectus supplement. The selected financial information as of December 31, 2016, 2015, and 2014 and for the years ended December 31, 2015 and 2014 have been derived from Petrobras’s audited consolidated financial statements, which we have not included or incorporated by reference into this prospectus supplement, and have not been retrospectively revised to reflect the discontinued operations as discussed under “Presentation of Financial Information.” Petrobras’s audited revised consolidated financial statements as of and for the years ended December 31, 2018 and 2017 were audited by KPMG Auditores Independentes. Petrobras’s audited consolidated financial statements as of and for the years ended December 31, 2016, 2015 and 2014 were audited by PricewaterhouseCoopers Auditores Independentes. The selected financial information as of September 30, 2019 and for the nine months ended September 30, 2019 and 2018 has been derived from Petrobras’s unaudited consolidated interim financial statements, which in the opinion of management, reflect all adjustments that are of a normal recurring nature necessary for a fair presentation of the results for such periods. The results of operation for the nine months ended September 30, 2019 are not necessarily indicative of the operating results to be expected for the entire year. The selected consolidated financial data should be read in conjunction with, and are qualified in their entirety by reference to, Petrobras’s financial statements and the accompanying notes incorporated by reference in this prospectus supplement.

Balance Sheet Data

	As of September 30,	As of December 31,
	2019	2018	2017	2016(4)	2015(4)	2014(4)
	(U.S.$ million)
Assets:
Cash and cash equivalents	13,179	13,899	22,519	21,205	25,058	16,655
Marketable securities	1,303	1,083	1,885	784	780	9,323
Trade and other receivables	4,201	5,746	4,972	4,769	5,554	7,969
Inventories	7,584	8,987	8,489	8,475	7,441	11,466
Assets classified as held for sale	4,537	1,946	5,318	5,728	152	5
Other current assets	4,640	5,401	3,948	3,808	4,194	5,414
Long-term receivables	17,923	22,059	21,450	20,420	19,426	18,863
Investments	5,662	2,759	3,795	3,052	3,527	5,753
Property, plant and equipment	160,585	157,383	176,650	175,470	161,297	218,730
Intangible assets	2,379	2,805	2,340	3,272	3,092	4,509

Total assets	221,993	222,068	251,366	246,983	230,521	298,687

Liabilities and equity:
Total current liabilities	32,096	25,051	24,948	24,903	28,573	31,118
Non-current liabilities(1)	57,160	43,334	42,871	36,159	24,411	30,373
Non-current finance debt(2)	58,355	80,508	102,045	108,371	111,482	120,218

Total liabilities	147,611	148,893	169,864	169,433	164,466	181,709

Equity
Share capital (net of share issuance costs)	107,100	107,101	107,101	107,101	107,101	107,101
Reserves and accumulated other comprehensive income (deficit)(3)	(33,560)	(35,557)	(27,299)	(30,322)	(41,865)	9,171

Equity attributable to the shareholders of Petrobras	73,540	71,544	79,802	76,779	65,236	116,272
Non-controlling interests	842	1,631	1,700	771	819	706

Total equity	74,382	73,175	81,502	77,550	66,055	116,978

Total liabilities and equity	221,993	222,068	251,366	246,983	230,521	298,687

(1)	Excludes non-current finance debt.

(2)	Excludes current portion of long-term finance debt.
(3)	Capital reserve and transactions, profit reserve and accumulated other comprehensive income (deficit).
(4)

Financial statements as of December 31, 2016, 2015 and 2014 and for the years ended December 31, 2015 and 2014 were not retrospectively revised to reflect the sale of part of our shareholding in BR Distribuidora as a discontinued operation.

Income Statement Data

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2019(1)	2018	2018(2)	2017(3)	2016(4)	2015(5)(8)	2014(6)(8)
	(U.S.$ million, except for share and per share data)
Sales revenues from continuing operations	56,721	62,902	84,638	77,884	72,426	97,314	143,657
Net income (loss) before finance income (expense), results in equity-accounted investments and income taxes, from continuing operations	16,968	13,883	16,788	10,553	4,303	(1,130)	(7,407)
Net income (loss) attributable to the shareholders of Petrobras	8,170	6,622	7,173	(91)	(4,838)	(8,450)	(7,367)
From continuing operations	5,679	6,322	6,572	(347)	(4,780)	—	—
From discontinued operations	2,491	300	601	256	(58)	—	—
Weighted average number of shares outstanding:
Common	7,442,231,382	7,442,454,142	7,442,454,142	7,442,454,142	7,442,454,142	7,442,454,142	7,442,454,142
Preferred	5,601,969,879	5,602,042,788	5,602,042,788	5,602,042,788	5,602,042,788	5,602,042,788	5,602,042,788
Net income (loss) before finance income (expense), results in equity-accounted investments and income taxes, from continuing operations per:
Common and Preferred shares	1.30	1.06	1.29	0.81	0.33	(0.09)	(0.57)
Common and Preferred ADS	2.60	2.12	2.58	1.62	0.66	(0.18)	(1.14)
Basic and diluted earnings (losses) per:
Common and Preferred shares	0.63	0.51	0.55	(0.01)	(0.37)	(0.65)	(0.56)
From continuing operations	0.44	0.48	0.50	(0.03)	(0.36)	—	—
From discontinued operations	0.19	0.03	0.05	0.02	(0.01)	—	—
Common and Preferred ADS	1.26	1.02	1.10	(0.02)	(0.74)	(1.30)	(1.12)
From continuing operations	0.88	0.96	1.00	(0.06)	(0.72)	—	—
From discontinued operations	0.38	0.06	0.10	0.04	(0.02)	—	—
Cash dividends per (7)
Common shares	0.08	0.05	0.07	—	—	—	—
Preferred shares	0.08	0.05	0.24	—	—	—	—
Common ADS	0.16	0.10	0.14	—	—	—	—
Preferred ADS	0.16	0.10	0.48	—	—	—	—

(1)

In July 2019, we closed the transaction under which we sold a further portion of our interest in BR Distribuidora. After the closing of this transaction, we are no longer the controlling shareholder of BR Distribuidora and, since August 2019, we have been reflecting BR Distribuidora’s results as an equity-accounted investment. Thus, from January to July 2019, we presented post-tax profit of BR Distribuidora as discontinued operations in our consolidated statement of income, in accordance with IFRS 5, since it represented a separate major line of business. Accordingly, the statement of income for the nine months ended September 30, 2018 was revised to reflect this classification. See “Presentation of Financial Information.”

(2)

In 2018, we recognized the effects of the settlement of open matters with the Department of Justice and the SEC investigation, in the amount of U.S.$853 million. We also recognized impairment losses of U.S.$2,005 million.

(3)

In 2017, we recognized U.S.$3,449 million as other income and expenses, due to the provision for legal proceedings relating to the agreement to settle our consolidated class action before the United States District Court for the Southern District of New York. We also recognized impairment losses of U.S.$1,191 million.

(4)	In 2016, we recognized impairment losses of U.S.$6,193 million.
(5)	In 2015, we recognized impairment losses of U.S.$12,299 million.
(6)	In 2014, we recognized impairment losses of U.S.$16,823 million.
(7)

Pre-tax interest on capital and/or dividends proposed for the periods. Amounts were based on the exchange rate prevailing at the date of the approval, except for the complement of minimum mandatory dividends, based on the closing exchange rate at the date of release of our audited consolidated financial statements.

(8)

Financial statements as of December 31, 2016, 2015 and 2014 for the years ended December 31, 2015 and 2014 were not retrospectively revised to reflect the sale of part of our shareholding in BR Distribuidora as a discontinued operation.

CAPITALIZATION

The following table sets forth our consolidated debt and capitalization as of September 30, 2019, which is derived from our unaudited consolidated interim financial statements as of September 30, 2019, which have been prepared in accordance with IFRS as issued by the IASB.

As of September 30, 2019
(U.S.$ million)
Lease liabilities
Current portion of lease liabilities	5,459
Non-current portion of lease liabilities	18,372

Total lease liabilities	23,831

Total debt:
Current portion of total debt	7,715
Non-current portion of total debt	58,355

Total debt(1)	66,070

Petrobras’s equity(2)	73,540
Non-controlling interest	842

Total capitalization	164,283

(1)   Comprising U.S.$56,541 million denominated in foreign currency, and U.S.$9,529 million denominated in reais.

(2)   Comprising (a) 7,442,454,142 shares of common stock and (b) 5,602,042,788 shares of preferred stock, in each case with no par value and in each case which have been authorized and issued.

DESCRIPTION OF COMMON SHARES AND COMMON AMERICAN DEPOSITARY SHARES

Common Shares

For a description of our common shares, see Item 10. “Additional Information—Memorandum and Articles of Incorporation” in the 2018 Form 20-F, which is incorporated herein by reference.

Common American Depositary Shares

For a description of the common ADSs, see “Description of Common Shares and Common American Depositary Shares” in the accompanying prospectus.

STOCK TRADING MARKETS

Our common shares and the common ADSs are listed or quoted on the following markets:

São Paulo Stock Exchange (B3)	Common Shares (PETR3)
New York Stock Exchange (NYSE)	Common ADSs (PBR)
Mercado de Valores Latinoamericanos en Euros (Madrid)	Common Shares (XPBR)

Our common shares have been traded on the B3 since 1968. The common ADSs, each of which represents two of our common shares, have been traded on the New York Stock Exchange since 2000. JPMorgan serves as depositary for the common ADSs.

Our common shares have been traded on the Latibex since 2002. The Latibex is an electronic market created in 1999 by the Madrid Stock Exchange in order to enable trading of Latin American equity securities in Euro.

THE GLOBAL OFFERING

The Selling Shareholder is offering 611,835,583 of our common shares in a global offering that consists of an international offering outside Brazil and an offering in Brazil, without taking into consideration additional securities. The international offering and the Brazilian offering are being conducted concurrently, and the closing of each is conditioned upon the closing of the other.

In the international offering, the Selling Shareholder is offering our common shares, including our common shares represented by common ADSs, each of which represents two of our common shares. The common ADSs will be paid for in U.S. dollars at the U.S. dollar public offering price per common ADS set forth on the cover page of this prospectus supplement. Our common shares sold in the international offering will be delivered in Brazil and paid for in reais at the real offering price per common share set forth on the cover page of this prospectus supplement. Any investor outside Brazil purchasing our common shares must be authorized to invest in Brazilian securities pursuant to the applicable rules and regulations of CMN, the CVM, and the Central Bank of Brazil.

The international underwriters named in this prospectus supplement are underwriting the sale of common ADSs as described in more detail under “Underwriting.” The international underwriters are also acting as placement agents on behalf of the Brazilian underwriters for sales of our common shares to investors outside Brazil.

The Brazilian underwriters are placing                common shares, including common shares sold in the international offering, to investors in and outside Brazil. The offering to investors in Brazil is exempt from registration with the SEC under Regulation S, and is being made using a prospectus in the Portuguese language registered with the CVM. The offering price in the Brazilian offering is the real offering price per common share set forth on the cover page of this prospectus supplement.

The public offering prices in the offering are set forth on the cover page of this prospectus supplement, in U.S. dollars per common ADS, and reais per common share. The public offering price per common ADS includes a common ADS issuance fee of U.S.$0.03 per common ADS that will be paid to the ADS depositary. The public offering prices were approximately equivalent to each other at the exchange rates prevailing on                , 2020.

The Selling Shareholder has the right, in a joint decision with the international underwriters, to sell up to an aggregate of 122,367,116 common shares, including common shares represented by common ADSs, or up to 20% of the total number of common shares initially offered, under the same conditions and at the same price of each of the securities initially offered.

SELLING SHAREHOLDER

This prospectus supplement relates to the offer and sale by the Selling Shareholder of                  of our common shares, which may be represented by common ADSs. When we refer to the “Selling Shareholder” in this prospectus supplement, we mean the entity listed in the table below.

The following table sets forth, as of the date of this prospectus supplement, the name of the Selling Shareholder and the aggregate amount of our common shares, which may be represented by common ADSs, that the Selling Shareholder is offering in the global offering. The percentage of our common shares owned by the Selling Shareholder prior to the global offering is based on 7,442,231,382 common shares outstanding as of September 30, 2019, which number of shares has not changed as of the date hereof.

				After the Global Offering
	Before the Global Offering			Assuming no Sale of Additional Securities by the Selling Shareholder		Assuming Sale of All Additional Securities by the Selling Shareholder
Name and Address of Beneficial Owner	Number of Common Shares (1)	Percentage of Outstanding Common Shares (1)	Number of Common Shares Being Offered	Number of Common Shares	Percentage of Outstanding Common Shares	Number of Common Shares	Percentage of Outstanding Common Shares
Banco Nacional de Desenvolvimento Econômico e Social – BNDES	734,202,699	9.87%	611,835,583	122,367,116	1.97%	—	—

(1)	Common shares may be represented by common ADSs.

The Selling Shareholder’s address is located at Av. República do Chile, 100 – Centro, Rio de Janeiro, Brazil – CEP/ZIP Code: 20.031-917.

Following the offering, the Selling Shareholder will directly hold 135,248,258 preferred shares, which may be represented by preferred ADSs, and, assuming no additional securities are offered, 122,367,116 common shares, which may be represented by common ADSs. In addition, BNDES Participações S.A. – BNDESPar, a wholly-owned subsidiary of the Selling Shareholder, will continue to directly hold 900,210,496 preferred shares, which may be represented by preferred ADSs, and 11,700,392 common shares, which may be represented by common ADSs. See “Underwriting – Lock-up Agreements – Selling Shareholder Lock-up Agreement.”

UNDERWRITING

This global offering consists of an international offering of our common shares, offered directly or represented by common ADSs, in the United States and elsewhere outside of Brazil, and a concurrent public offering of our common shares in Brazil.

Under the terms and subject to the conditions contained in an international underwriting and agency agreement dated                 , 2020, the Selling Shareholder is offering the common ADSs described in this prospectus supplement through the international underwriters named below in the United States and other countries outside Brazil. The offering of the common ADSs is being underwritten severally and not jointly by the international underwriters named below.

The international underwriting and agency agreement provides that the international underwriters are obligated to purchase all of the common ADSs in the international offering if any are purchased. The international underwriting and agency agreement provides that the obligation of the international underwriters to purchase the common ADSs is subject to, among other conditions, the absence of any material adverse change in our business, the delivery of certain legal opinions by our and their legal counsel in Brazil and in the United States and certain procedures by our independent auditors. The international underwriting and agency agreement provides that Petrobras and the Selling Shareholder will indemnify the international underwriters and the placement agents (as defined below), each of their affiliates and their respective directors, officers, employees and agents, and each person who controls any international underwriter or placement agent against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the international underwriters or placement agent may be required to make in that respect. The international underwriting and agency agreement also provides that if an international underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. Subject to the terms and conditions of the international underwriting and agency agreement, each of the international underwriters has severally agreed to purchase from the Selling Shareholder the number of the common ADSs listed next to its name in the following table.

International Underwriters	Number of Common ADSs
Credit Suisse Securities (USA) LLC
BofA Securities, Inc.
Banco Bradesco BBI S.A.
Banco do Brasil Securities LLC
Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC
XP Investments US, LLC

Total

Credit Suisse Securities (USA) LLC and BofA Securities, Inc. are acting as global coordinators and joint bookrunners for the international offering. Banco Bradesco BBI S.A., Banco do Brasil Securities LLC, Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, and XP Investments US, LLC are acting as joint bookrunners for the international offering. The offering of the common ADSs by the international underwriters is subject to receipt and acceptance and subject to the international underwriters’ right to reject any order in whole or in part.

Bradesco Securities Inc. will act as agent of Banco Bradesco BBI S.A. for sales of the common ADSs in the United States. Banco Bradesco BBI S.A. is not a broker-dealer registered with the SEC, and therefore may not make sales of any common shares or common ADSs in the United States to U.S. persons. Banco Bradesco BBI S.A. and Bradesco Securities Inc. are affiliates of Banco Bradesco S.A.

Petrobras and the Selling Shareholder are concurrently entering into an agreement with a syndicate of Brazilian underwriters providing for the concurrent offering in Brazil of our common shares set forth in the table below. The international offering and the Brazilian offering are being conducted concurrently, and conditioned on the closing of each other.

In addition, the international underwriters will act as placement agents for the Brazilian underwriters, or the placement agents, and will facilitate the placement of our common shares to investors located outside Brazil that will invest in our common shares in Brazil through the investment mechanisms regulated by the CMN, CVM and the Central Bank of Brazil. None of the Brazilian underwriters is registered as a broker-dealer under the Exchange Act and will not engage in any offers, sales or placement of securities within the United States or to U.S. persons. Our common shares purchased by investors outside Brazil will be delivered in Brazil and paid for in reais, and the offering of such common shares is being underwritten by the Brazilian underwriters named below.

The international and Brazilian underwriters intend to enter into an intersyndicate agreement that governs specified matters relating to the global offering. Under this agreement, each of the international underwriters has agreed that, as part of its distribution of the common ADSs and subject to permitted exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any of the common ADSs or distribute any prospectus relating to the common ADSs to any person in Brazil or to any other dealer who does not so agree. Each Brazilian underwriter similarly has agreed that, through its placement agent, as part of its distribution of our common shares, it has not offered or sold, and will not offer to sell, directly or indirectly, any of our common shares or distribute any prospectus relating to our common shares to any person outside Brazil or to any other dealer who does not so agree, except, through the placement agents, for investors located in the United States and other countries that are authorized to invest in Brazilian securities under the requirements established by the CMN, the CVM and the Central Bank of Brazil and for other permitted exceptions. These limitations do not apply to transactions among the underwriting syndicates in accordance with the provisions of the intersyndicate agreement. The number of our common shares, including common shares represented by common ADSs, as the case may be, actually allocated to each offering may differ from the total amounts that are shown in the tables above and below due to reallocation between the international and Brazilian offerings.

In addition, the Brazilian underwriters will place our common shares with investors located in Brazil, and, through the placement agents, the United States and other countries, who are authorized to invest in Brazilian securities under the requirements established by the CMN, the CVM and the Central Bank of Brazil. The Brazilian underwriting agreement provides that, if any of the placed common shares are not settled by their relevant investors, the Brazilian underwriters are obligated to purchase them on a firm commitment basis on the settlement date, subject to certain conditions and exceptions.

Subject to the terms and conditions of the Brazilian underwriting agreement, each of the Brazilian underwriters has severally agreed to place the number of common shares listed next to its name in the following table:

Brazilian Underwriters	Number of Common Shares
Banco de Investimento Credit Suisse (Brasil) S.A.
Bank of America Merrill Lynch Banco Múltiplo S.A.
Banco Bradesco BBI S.A.
BB-Banco de Investimento S.A.
Citigroup Global Markets Brasil CCTVM S.A.
Goldman Sachs do Brasil Banco Múltiplo S.A.
Banco Morgan Stanley S.A.
XP Investimentos Corretora de Câmbio, Títulos e Valores Mobiliários S.A.

Total

The international and Brazilian underwriters and/or their affiliates may enter into derivative transactions with clients, at their request, in connection with our common shares and the common ADSs. The international and Brazilian underwriters and/or their affiliates may also purchase some of our common shares to hedge their risk exposure in connection with such transactions. These transactions may have an effect on demand, price or other terms of the offering.

Discounts, Fees, Commissions and Expenses

The international underwriters and the Brazilian underwriters propose to offer the common ADSs and our common shares, respectively, initially at the public offering prices on the cover page of this prospectus supplement. After the offering, the offering price and other selling terms may be changed.

The Selling Shareholder has the right, in a joint decision with the international underwriters, to sell up to an aggregate of 122,367,116 common shares, including common shares represented by common ADSs, or up to 20% of the total number of common shares initially offered, under the same conditions and at the same price of each of the securities initially offered.

The following table summarizes the underwriting discounts, fees and commissions the Selling Shareholder will pay in connection with the global offering:

	Per Common ADS	Per Common Shares	Total(1)
	(U.S.$)	(R$)	(U.S.$)
Underwriting discounts, fees and commissions(1)
(1) Amounts in reais have been translated into U.S. dollars at the selling rate reported by the Central Bank of Brazil as of , 2020, or R$ to U.S.$1.00.

The underwriting discounts, fees and commissions per common ADS sold by the international underwriters are                  % of each of the public offering price per common ADS on the cover page of this prospectus supplement. The underwriting discounts, fees and commissions per common share sold and placed by the Brazilian underwriters are                  % of the public offering price per common share on the cover page of this prospectus supplement.

Petrobras will not pay for any discounts, fees, commissions, costs or expenses in connection with the global offering. As between Petrobras and the Selling Shareholder, the Selling Shareholder agreed to, directly or indirectly through third parties appointed by it, pay or reimburse Petrobras for any discounts, fees, commissions, costs or expenses payable or incurred by Petrobras in connection with the global offering, including all registration, filing and listing fees, and fees and expenses of Petrobras’s counsel and external auditors.

The Selling Shareholder, the international underwriters and the Brazilian underwriters agreed that the international underwriters and the Brazilian underwriters will pay for the expenses incurred in connection with the global offering (excluding underwriting discounts, fees and commissions and expenses incurred by the Selling Shareholder for its own brokerage, accounting, tax or legal services and other expenses incurred directly by it in disposing of these securities, which will be paid by the Selling Shareholder) including the expenses summarized in the following table:

Amount(1)
(U.S.$)
SEC registration fee	755,725
Printing and engraving expenses
Legal fees and expenses
Accountant fees and expenses
Miscellaneous costs and “road show” expenses

Total

(1) Amounts in reais have been translated into U.S. dollars at the selling rate reported by the Central Bank of Brazil as of , 2020, or R$ to U.S.$1.00.

All amounts in the above table, except for the SEC registration fee are estimated and accordingly are subject to change.

Fees payable to the ADS depositary for the issuance of common ADSs will be borne by investors that purchase common ADSs in the international offering. For purposes of the international offering, the fee payable to the ADS depositary is U.S.$0.03 per common ADS.

We will not pay for any discounts, fees, commissions or expenses in connection with the global offering. The underwriters have agreed to pay for certain expenses incurred by us and the Selling Shareholder in connection with the global offering.

Lock-up Agreements

Brazilian Offering Lock-up Agreements

None of Petrobras, its directors or officers will be subject to lock-up agreements.

Selling Shareholder Lock-up Agreement

The Selling Shareholder has agreed that for 90 days after the date of this prospectus supplement, it will not, without first obtaining the written consent of the Global Coordinators:

•

offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any common ADSs, common shares, preferred shares or preferred ADSs or securities convertible into or exchangeable or exercisable for any of such securities,

•	enter into a transaction which would have the same effect,

•

enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such securities, whether any such aforementioned transaction is to be settled by delivery of such securities or such other securities, in cash or otherwise,

•	publicly disclose the intention to make any such offer, sale, pledge or disposition, or

•	make any demand for or exercise any right with respect to, the registration of any such securities or any security convertible into or exercisable or exchangeable for such securities.

Brazilian Retail Offering Lock-up agreements

Investors qualified to acquire our common shares in the Brazilian retail offering, and who wish to benefit from priority allocation in such offering, will be subject to a 45-day lock-up period as of the date the Commencement Notice (Anúncio de Início) (the “Brazilian Retail Offering Lock-up”). The Brazilian Retail Offering Lock-up prohibits any offer, sale, lease, contract to sell, pledge, assign or otherwise dispose of such common shares. The common shares subject to the Brazilian Retail Offering Lock-up will be placed in a dedicated account at the B3 Central Depository and will remain blocked in such account until the end of the Brazilian Retail Offering Lock-up period, with certain limited exceptions.

Brazilian Qualified Non-Institutional Offering Lock-up agreements

Investors qualified to acquire our common shares in the Brazilian qualified non-institutional offering, and who wish to benefit from the allocation in such offering, will be subject to a 60-day lock-up period as of the date the Commencement Notice (Anúncio de Início) (the “Brazilian Qualified Non-Institutional Offering Lock-up”). The Brazilian Qualified Non-Institutional Offering Lock-up prohibits any offer, sale, lease, contract to sell, pledge, assign or otherwise dispose of such common shares. The common shares subject to the Brazilian Institutional Offering Lock-up will be placed in a dedicated account at the B3 Central Depository and will remain blocked in such account until the end of the Brazilian Institutional Offering Lock-up period, with certain limited exceptions.

Selling Restrictions

Other than with respect to the public offering of our common shares registered with the CVM in Brazil and the public offering of the common ADSs and common shares registered with the SEC in the United States, no action has been or will be taken in any country or jurisdiction by us, the Selling Shareholder, the international underwriters, or Brazilian underwriters that would permit a public offering of our common shares or the common ADSs, or possession or distribution of any offering material in relation thereto, in any country or jurisdiction where action for that purpose is required. Accordingly, our common shares and the common ADSs may not be offered or sold, directly or indirectly, and neither this prospectus supplement nor any other offering material or advertisements in connection with our common shares or the common ADSs may be distributed, published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to purchase in any jurisdiction where such offer or solicitation would be unlawful. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering of our common shares and the common ADSs, the distribution of this prospectus supplement and resale of our common shares and the common ADSs.

European Economic Area

Our common shares and the common ADSs are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor (a “Qualified Investor”) as defined in the Prospectus Regulation. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling our common shares and the common ADSs or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling our common shares and the common ADSs or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus supplement has been prepared on the basis that any offer of common shares or common ADSs in any Member State will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of our common shares and the common ADSs. Accordingly, any person making or intending to make any offer within the EEA of our common shares or the common ADSs which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for Petrobras, the Selling Shareholder or any of the international underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, in each case, in relation to such offer. Neither Petrobras nor the Selling Shareholder nor the international underwriters have authorized, nor do they authorize, the making of any offer of our common shares or the common ADSs in circumstances in which an obligation arises for Petrobras, the Selling Shareholder or the international underwriters to publish a prospectus for such offer. Neither Petrobras nor the Selling Shareholder nor the international underwriters have authorized, nor do they authorize, the making of any offer of our common shares or the common ADSs through any financial intermediary, other than offers made by the international underwriters, which constitute the final placement of the our common shares and the common ADSs contemplated in this prospectus supplement.

Each person in a Member State who receives any communication in respect of, or who acquires any of our common shares or the common ADSs under, the offers to the public contemplated in this prospectus supplement, or to whom our common shares or the common ADSs are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each international underwriter, Petrobras and the Selling Shareholder that it and any person on whose behalf it acquires our common shares or the common ADSs is: (i) a qualified investor within the meaning of Article 2(e) of the Prospectus Regulation; (ii) in the case of the common ADSs only, not a retail investor (as defined above); and (iii) in the case of any of our common shares or the common ADSs acquired by it as a financial intermediary, as that term is used in Article 5(1) of the Prospectus Regulation, (i) our common shares or the common ADSs acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Regulation, or in circumstances in which the prior consent of the international underwriters has been given to the offer or resale; or (ii) where our common shares or the common ADSs have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those common shares or common ADSs to it is not treated under the Prospectus Regulation as having been made to such persons.

We, the Selling Shareholder and the international underwriters and their affiliates, and others will rely upon the truth and accuracy of the foregoing representation, acknowledgment and agreement. Notwithstanding the above, a person who is not a Qualified Investor may, with the consent of the international underwriters, be permitted to purchase our common shares in the international offering.

In this section, the expression an “offer” in relation to any of our common shares or the common ADSs in any Member State of the EEA means the communication in any form and by any means of sufficient information on the terms of the offer and our common shares or the common ADSs to be offered so as to enable an investor to decide to purchase or subscribe for our common shares or the common ADSs, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended or superseded).

France

No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of our common shares or the common ADSs that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; none of our common shares or the common ADSs have been offered or sold nor will be offered or sold, directly or indirectly, to the public in France; the prospectus supplement or any other offering material relating to our common shares or the common ADSs have not been distributed or caused to be distributed and will not be distributed or caused to be distributed to the public in France; such offers, sales and distributions have been and shall only be made in France to: (a) persons providing investment services relating to portfolio management for the account of third parties (personnes fournissant le service d’investissement de gestion de portefeuille pour compte de tiers), and/or (b) qualified investors (investisseurs qualifiés) acting for their own account, and/or (c) a limited circle of investors (cercle restreint) acting for their own account, as defined in, and in accordance with, Articles L. 411-1, L. 411-2, D. 411-1 and D. 411-4 of the French Code monétaire et financier.

Germany

Neither our common shares nor the common ADSs will be offered, sold or publicly promoted or advertised in the Federal Republic of Germany other than in compliance with the German Securities Prospectus Act (Gesetz über die Erstellung, Billigung und Veröffentlichung des Prospekts, der beim öffentlicken Angebot von Wertpapieren oder bei der Zulassung von Wertpapieren zum Handel an einem organisierten Markt zu veröffenlichen ist—Wertpapierprospektgesetz) as of June 22, 2005, effective as of July 1, 2005 as amended, or any other laws and regulations applicable in the Federal Republic of Germany governing the issue, offering and sale of securities. No selling prospectus (Verkaufsprospekt) within the meaning of the German Securities Prospectus Act has been or will be registered within the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht-BaFin) of the Federal Republic of Germany or otherwise published in Germany.

Italy

This prospectus supplement has not been submitted to the Commissione Nazionale per le Società e la Borsa, the Italian Securities Exchange Commission (“CONSOB”), for clearance and will not be subject to formal review or clearance by CONSOB. Our common shares and the common ADSs offered by this prospectus supplement may neither be offered or sold, nor may this prospectus supplement or any other offering materials be distributed in the Republic of Italy unless such offer, sale or distribution is:

a)

pursuant to the Legislative Decree of February 24, 1998, No. 58, as amended (the “Consolidated Financial Act”), made only to “qualified investors” (investitori qualificati), as defined pursuant to Article 34-ter, first paragraph, letter b), of CONSOB regulation No. 11971 of May 14, 1999, as amended, concerning issuers (the “Issuers’ Regulation”) and by Article 35, paragraph 1, letter d) of CONSOB regulation No. 20307 of 15 February, 2018 (“CONSOB Regulation No. 20307”); or

b)

in other circumstances which are exempt from the rules on public offers pursuant to Article 100 of the Consolidated Financial Act and its implementing CONSOB regulations, including Issuers’ Regulation.

Any such offer, sale or delivery of our common shares or the common ADSs or distribution of copies of this prospectus supplement or any other document relating to the offering of our common shares or the common ADSs in the Republic of Italy must be in compliance with the selling restrictions under (a) and (b) above and must be: (i) made by soggetti abilitati (including investment firms, banks or financial intermediaries, as defined by Article 1, first paragraph, letter r), of the Consolidated Financial Act), to the extent duly authorized to engage in the placement and/or underwriting and/or purchase of financial instruments in the Republic of Italy in accordance with the relevant provisions of the Consolidated Financial Act, the CONSOB Regulation No. 20307, as amended, Legislative Decree No. 385 of September 1, 1993, as amended, and any other applicable laws and regulations; and (ii) in compliance with any other applicable requirements or limitations which may be imposed by CONSOB, the Bank of Italy or any other Italian regulatory authority.

Any investor purchasing our common shares or the common ADSs is solely responsible for ensuring that any offer or resale of our common shares or the common ADSs it purchased occurs in compliance with applicable laws and regulations.

In accordance with Article 100 bis of the Consolidated Financial Act, the subsequent resale on the secondary market in the Republic of Italy of our common shares or the common ADSs (which were part of an offer made pursuant to an exemption from the obligation to publish a prospectus) constitutes a distinct and autonomous offer that must be made in compliance with the public offer and prospectus requirement rules provided under the Consolidated Financial Act and Issuers’ Regulation unless an exemption applies. Failure to comply with such rules may result in the subsequent resale of such common shares or common ADSs being declared null and void and the intermediary transferring our common shares or the common ADSs may be liable for any damage suffered by the investors.

The Netherlands

Our common shares and the common ADSs may not be offered, sold, transferred or delivered, in or from the Netherlands, as part of the initial distribution or as part of any reoffering, and neither this prospectus supplement nor any other document in respect of the offering may be distributed in or from the Netherlands, other than to individuals or legal entities in The Netherlands other than to qualified investors as defined in The Netherlands Financial Supervision Act (Wet op het financieel toezicht).

Norway

This offer of our common shares and the common ADSs and the related materials do not constitute a prospectus under Norwegian law and have not been filed with or approved by the Norwegian Financial Supervisory Authority, the Oslo Stock Exchange or the Norwegian Registry of Business Enterprises, as the offer of our common shares and the common ADSs and the related materials have not been prepared in the context of a public offering of securities in Norway within the meaning of the Norwegian Securities Trading Act or any Regulations issued pursuant thereto. The offer of our common shares and the common ADSs will only be directed to qualified investors as defined in the Norwegian Securities Regulation section 7-1 or in accordance with other relevant exceptions from the prospectus requirements. Accordingly, the offer of our common shares and the common ADSs and the related materials may not be made available to the public in Norway nor may the offer of our common shares and the common ADSs otherwise be marketed and offered to the public in Norway.

Spain

Neither our common shares nor the common ADSs nor this prospectus supplement have been approved or registered with the Spanish National Securities Exchange Commission (Comision Nacional del Mercado de Valores). Accordingly, neither our common shares nor the common ADSs may be publicly offered, sold or delivered, nor any public offer in respect of our common shares and the common ADSs made, nor may any prospectus or any other offering or publicity material relating to our common shares and the common ADSs be distributed in Spain by the international underwriters or any person acting on their behalf, except in compliance with Spanish laws and regulations.

Sweden

This document has not been prepared in accordance with the prospectus requirements provided for in the Swedish Financial Instruments Trading Act (Sw. lagen (1991:980) om handel med finansiella instrument) (the “Trading Act”). Neither the Swedish Financial Supervisory Authority nor any other Swedish public body has examined, approved or registered this document. Accordingly, this prospectus supplement may not be made available, nor may our common shares or the common ADSs be marketed and offered for sale in Sweden, except in circumstances that will not result in a requirement to prepare a prospectus pursuant to the provisions of the Trading Act.

United Kingdom

This document is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Switzerland

Our common shares and the common ADSs may not be publicly offered into or in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under Article 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland and therefore do not constitute an issuance prospectus within the meaning of the Swiss Code of Obligations or a listing prospectus within the meaning of the SIX listing rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to our common shares or the common ADSs may be publicly distributed or otherwise made publicly available in Switzerland.

Canada

Our common shares and the common ADSs may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the our common share and the common ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Australia

This document does not constitute a prospectus or other disclosure document under the Corporations Act 2001 (Cth) (“Australian Corporations Act”) and does not purport to include the information required of a disclosure document under the Australian Corporations Act. This document has not been, and will not be, lodged with the Australian Securities and Investments Commission (whether as a disclosure document under the Australian Corporations Act or otherwise). Any offer in Australia of our common shares or the common ADSs under this document or otherwise may only be made to persons who are “sophisticated investors” (within the meaning of section 708(8) of the Australian Corporations Act), to “professional investors” (within the meaning of section 708(11) of the Australian Corporations Act) or otherwise pursuant to one or more exemptions under section 708 of the Australian Corporations Act so that it is lawful to offer our common shares and the common ADSs in Australia without disclosure to investors under Part 6D.2 of the Australian Corporations Act.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Hong Kong

This prospectus supplement has not been and will not be approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. No person may offer or sell in Hong Kong, by means of any document, any of our common shares or the common ADSs other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong). No person may issue or have in its possession for the purposes of issue, in each case whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to our common shares or the common ADSs which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to our common shares or the common ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

China

This prospectus supplement has not been and will not be circulated or distributed in the People’s Republic of China, and the our common shares and the common ADSs may not be offered or sold, and will not be offered or sold, to any person for re-offering or resale, directly or indirectly, to any resident of the People’s Republic of China except pursuant to applicable laws and regulations of the People’s Republic of China. For the purpose of this paragraph, People’s Republic of China does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Japan

Our common shares and the common ADSs have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended; the FIEA) and each international underwriter has represented and agreed that it will not offer or sell any of our common shares or the common ADSs, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or entity organised under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our common shares and the common ADS may not be circulated or distributed, nor may our common shares and the common ADS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where our common shares and the common ADS are subscribed or purchased under Section 275 of the SFA by a relevant person which is: a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except: to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; where no consideration is or will be given for the transfer; where the transfer is by operation of law; as specified in Section 276(7) of the SFA; or as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

In connection with Section 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 (the “CMP Regulations 2018”), we have determined the classification of our common shares and the common ADS and series A shares as prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations in Investment Products).

South Korea

Our common shares and the common ADSs have not been and will not be registered with the Financial Services Commission of Korea for public offering in Korea under the Financial Investment Services and Capital Markets Act (the “FSCMA”). Our common shares and the common ADSs may not be offered, sold or delivered, or offered or sold for re-offering or resale, directly or indirectly, in Korea or to any Korean resident (as such term is defined in the Foreign Exchange Transaction Law of Korea (the “FETL”)), except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the FETL and the decrees and regulations thereunder. Our common shares and the common ADSs may not be resold to Korean residents unless the purchaser of such securities complies with all applicable regulatory requirements (including but not limited to government reporting requirements under the FETL and its subordinate decrees and regulations) in connection with the purchase of our common shares and the common ADSs.

Malaysia

This prospectus supplement has not been and will not be registered as a prospectus with the Securities Commission Malaysia (“SC”) under the Malaysian Capital Markets and Services Act 2007 (as amended) (“CMSA”). No prospectus or other offering material or document in connection with the offer and sale of our common shares and the common ADSs which complies with the requirements of the CMSA and the guidelines of the SC has been or will be registered with the SC under the CMSA or with any other regulatory body in Malaysia. Also, no approval or authorization of the SC has been granted for making available, offering for subscription or purchase, or issuing an invitation to subscribe for or purchase our common shares or the common ADSs in Malaysia. This prospectus supplement does not constitute and may not be used for the purpose of a public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the SC under the CMSA.

Accordingly, this prospectus supplement and any other document or material in connection with the Offering will not be circulated or distributed, nor will our common shares or the common ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the SC; (ii) a holder of a Capital Markets Services Licence; (iii) a person who acquires our common shares or the common ADSs, as principal, if the offer is on terms that our common shares or the common ADSs may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the SC; provided that, in the each of the preceding categories (i) to (xi), the distribution of our common shares or the common ADSs is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities.

Thailand

This prospectus supplement does not, and is not intended to, constitute a public offering in Thailand. Our common shares or the common ADSs may not be offered or sold to persons in Thailand, unless such offering is made under the exemptions from approval and filing requirements under applicable laws, or under circumstances which do not constitute an offer for sale of the shares to the public for the purposes of the Securities and Exchange Act of 1992 of Thailand, nor require approval from the Office of the Securities and Exchange Commission of Thailand.

Kuwait

Neither our common shares nor the common ADSs have been authorized or licensed by the Capital Markets Authority of the State of Kuwait (the “CMA”) for offering, marketing or sale in the State of Kuwait. Our common shares and the common ADSs will not be offered, marketed and/or sold by us in the State of Kuwait, except through a licensed person duly authorized to undertake such activity pursuant to Law No. 7 of 2010 Concerning the Establishment of the Capital Markets Authority and the Regulating of Securities Activities and its executive bylaws (each as amended) (the “CML Rules”) and unless all necessary approvals from the CMA pursuant to the CML Rules, together with the various resolutions, regulations, directives and instructions issued pursuant thereto or in connection therewith (regardless of nomenclature or type), or any other applicable law or regulation in the State of Kuwait, have been given in respect of the offering, marketing and/or sale of our common shares and the common ADSs. Our common shares and the common ADSs may not be offered onshore in the State of Kuwait except to Professional Clients as defined in the CML Rules. This prospectus is not for general circulation to the public in Kuwait nor will our common shares and the common ADSs be sold by way of a public offering in Kuwait. Persons into whose possession this prospectus supplement comes are required by us and the international underwriters to inform themselves about and to observe such restrictions. Investors from the State of Kuwait who approach us or any of the international underwriters to obtain copies of this prospectus supplement are required by us and the underwriters to keep such prospectus supplement confidential and not to make copies thereof or distribute the same to any other person and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing and the sale of our common shares and the common ADSs.

Saudi Arabia

No offers or sales of our common shares or the common ADSs may be made in Saudi Arabia.

Qatar

No offers or sales of our common shares or the common ADSs may be made in Qatar.

United Arab Emirates (excluding the Dubai International Financial Centre and the Abu Dhabi Global Market)

Neither our common shares nor the common ADSs have been, nor are being, publicly offered, sold, promoted or advertised in the United Arab Emirates (the “UAE”) other than in compliance with any laws applicable in the UAE governing the issue, offering or sale of securities. Prospective investors in the Dubai International Financial Centre and the Abu Dhabi Global Market should have regard to the specific notice to prospective investors in the Dubai International Financial Centre and the Abu Dhabi Global Market, as the case may be, set out below. The information contained in this prospectus supplement does not constitute a public offer of our common shares or the common ADSs in the U.A.E. in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 of the U.A.E., as amended) or otherwise and is not intended to be a public offer. This prospectus supplement has not been approved by or filed with the Central Bank of the United Arab Emirates, the Emirates Securities and Commodities Authority or the Dubai Financial Services Authority. If you do not understand the contents of this prospectus supplement you should consult an authorized financial adviser. This prospectus supplement is provided for the benefit of the recipient only, and should not be delivered to, or relied on by, any other person.

Dubai International Financial Centre

Neither our common shares nor the common ADSs have been, nor are being, offered to any person in the Dubai International Financial Centre unless such offer is: (1) an “Exempt Offer” in accordance with the Markets Rules (MKT) Module of the Dubai Financial Services Authority (the “DFSA”) rulebook; and (2) made only to persons who meet the Professional Client criteria set out in Rule 2.3.3 of the DFSA Conduct of Business (COBS) Module of the DFSA rulebook.

Abu Dhabi Global Market

Neither our common shares nor the common ADSs have been, nor are being, offered to any person in the Abu Dhabi Global Market unless such offer is: (1) an “Exempt Offer” in accordance with the Markets Rules (MKT) Module of the Financial Services Regulatory Authority (the “FSRA”) rulebook or otherwise in circumstances which do not require the publication of an “Approved Prospectus” (as defined in section 61(2) of the Financial Services and Markets Regulations 2015, as amended; and (2) made only to persons who meet the Professional Client criteria set out in Rule 2.4 of the FRSA Conduct of Business (COBS) Module of the FSRA rulebook.

Mexico

Our common shares and the common ADSs have not been and will not be registered in Mexico with the National Registry of Securities, maintained by the Mexican National Banking and Securities Commission and, as a result, may not be offered or sold publicly in Mexico. The Company and any underwriter or purchaser may offer and sell our common shares and the common ADSs in Mexico to Institutional and Accredited Investors, on a private placement basis, pursuant to Article 8 of the Mexican Securities Market Law. Specific requirements apply in relation to any marketing materials relating to such an offer or sale to Institutional and Accredited Investors, on a private placement basis.

Chile

Pursuant to Law No. 18,045 of Chile (the securities market law of Chile) and Rule (Norma de Carácter General) No. 336, dated June 27, 2012 (Rule 336), issued by the Superintendency of Securities and Insurance of Chile (Superintendencia de Valores y Seguros de Chile, or “SVS’”), our common shares and the common ADSs may be privately offered in Chile to certain ‘‘qualified investors’’ identified as such by Rule 336 (which in turn are further described in rule No. 216, dated June 12, 2008, of the SVS).

Rule 336 requires the following information to be provided to prospective investors in Chile:

1.	Date of commencement of the offer of our common shares and the common ADSs in Chile: January 21, 2020.

2.	The offer of our common shares and the common ADSs is subject to Rule 336.

3.

The offering of our common shares and the common ADSs is not registered with the Securities Registry (Registro de Valores) of the SVS nor with the foreign securities registry (Registro de Valores Extranjeros) of the SVS and as such;

a.	Our common shares and the common ADSs are not subject to the oversight of the SVS; and

b.	The issuer of our common shares and the common ADSs is not subject to the obligation to make publicly available information about the common shares and common ADSs in Chile.

4.	Our common shares and the common ADSs may not be subject to public offering in Chile unless and until they are registered with the relevant Securities Registry of the SVS.

Los Valores se ofrecen privadamente en Chile de conformidad con las disposiciones de la Ley No 18.045 de Mercado de Valores, y la Norma de Carácter General No 336 de 27 de junio de 2012 (“NCG 336”) emitida por la Superintendencia de Valores y Seguros de Chile.

En cumplimiento de la NCG 336, la siguiente información se proporciona a los potenciales inversionistas residentes en Chile.

1.	La oferta de estos valores en Chile comienza el día 21 de enero de 2020.

2.	La oferta se encuentra acogida a la NCG 336.

3.	La oferta versa sobre valores que no se encuentran inscritos en el Registro de Valores ni en el Registro de Valores Extranjeros que lleva la Superintendencia de Valores y Seguros, por lo que:

a.	Los valores no están sujetos a la fiscalización de esa Superintendencia; y

b.	El emisor de los valores no está sujeto a la obligación de entregar información pública sobre los valores ofrecidos.

4.	4. Los valores no podrán ser objeto de oferta pública en Chile mientras no sean inscritos en el Registro de Valores correspondiente.

Colombia

Our common shares and the common ADSs will not be authorized by the Colombian Superintendency of Finance (Superintendencia Financiera de Colombia) and will not be registered under the Colombian National Registry of Securities and Issuers (Registro Nacional de Valores y Emisores), and, accordingly, our common shares and the common ADSs will not be offered or sold to persons in Colombia except in circumstances which do not result in a public offering under Colombian law.

Peru

Our common shares and the common ADSs and the information contained in this offering memorandum are not being publicly marketed or offered in Peru and will not be distributed or caused to be distributed to the general public in Peru. Peruvian securities laws and regulations on public offerings will not be applicable to the issuer or the sellers of our common shares and the common ADSs before or after their acquisition by prospective investors. Our common shares and the common ADSs and the information contained in this offering memorandum have not been and will not be reviewed, confirmed, approved, or in any way submitted to the Peruvian Superintendency of Capital Markets (Superintendencia del Mercado de Valores, or “SMV”) nor have they been registered under the Securities Market Law (Ley del Mercado de Valores) or any other Peruvian regulations. Accordingly, our common shares and the common ADSs cannot be offered or sold within Peruvian territory except to the extent any such offering or sale qualifies as a private offering under Peruvian regulations and complies with the provisions on private offerings set forth therein.

Argentina

Our common shares and the common ADSs have not been registered with the Comisión Nacional de Valores and may not be offered publicly in Argentina. Our common shares and the common ADSs may not be publicly distributed in Argentina. Neither we nor the underwriters will solicit the public in Argentina in connection with this prospectus supplement. Argentine holders are encouraged to consult a tax advisor as to the particular Argentine tax consequences derived from the holding of, and any transactions relating to our common shares and the common ADSs.

Other Relationships

In addition to the global offering, the international and Brazilian underwriters and their respective affiliates have engaged in a variety of commercial and investment banking transactions from time to time with us for which we have paid customary fees and expenses, including financing transactions, bank guarantees and foreign exchange and derivative transactions, such as currency and interest swaps, and have provided advisory services for mergers and acquisitions and issuances of debt and equity in the local and international capital markets.

Banco Nacional de Desenvolvimento Econômico e Social – BNDES is acting as Selling Shareholder. The Selling Shareholder has engaged in a variety of commercial banking transactions from time to time with us or our affiliates for which we have paid customary fees and expenses, including financing transactions and bank guarantees.

The addresses of the international underwriters for the international offering are as follows:

Credit Suisse Securities (USA) LLC 11 Madison Avenue New York, New York 10010 United States of America	Citigroup Global Markets Inc. 388 Greenwich Street New York, New York 10013 United States of America

BofA Securities, Inc. NC1-004-03-43 200 North College Street, 3rd floor Charlotte NC 28255-0001 United States of America	Goldman Sachs & Co. LLC Prospectus Department 200 West Street New York, New York, 10282 United States of America

Banco Bradesco BBI S.A. Avenida Presidente Juscelino Kubitschek 1.309, 10º andar CEP 04543-011, São Paulo, SP Brazil	Morgan Stanley & Co. LLC 1585 Broadway New York, New York 10036 United States of America

Banco do Brasil Securities LLC 535 Madison Avenue, 34th floor, New York, New York 10022 United States of America	XP Investments US, LLC 55 W 46th Street, 30th Floor New York, New York 10036 United States of America

TAXATION

U.S. Federal Income Tax Considerations

This summary describes the material U.S. federal income tax consequences of the ownership and disposition of our common shares or our common ADSs, based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed U.S. Treasury regulations promulgated thereunder, published rulings by the U.S. Internal Revenue Service (IRS), and court decisions, all as in effect as of the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to a decision to hold or dispose of our common shares or our common ADSs. This summary applies only to purchasers of our common shares or our common ADSs who hold our common shares or our common ADSs as “capital assets” (generally, property held for investment), and does not apply to special classes of holders such as dealers or traders in securities or currencies, holders whose functional currency is not the U.S. dollar, holders of 10% or more of our shares, measured by voting power or value (taking into account shares held directly or through depositary arrangements), tax-exempt organizations, partnerships or partners therein, financial institutions, life insurance companies, holders liable for the alternative minimum tax, securities traders who elect to account for their investment in our common shares or our common ADSs on a mark-to-market basis, persons that enter into a constructive sale transaction with respect to our common shares or our common ADSs, and persons holding our common shares or our common ADSs in a hedging transaction or as part of a straddle or conversion transaction. Moreover, this summary does not address state, local or foreign taxes or the U.S. federal estate and gift taxes, or the Medicare contribution tax applicable to net investment income of certain non-corporate U.S. holders.

EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR CONCERNING THE OVERALL TAX CONSEQUENCES IN ITS PARTICULAR CIRCUMSTANCES, INCLUDING THE CONSEQUENCES UNDER LAWS OTHER THAN U.S. FEDERAL INCOME TAX LAWS, OF AN INVESTMENT IN OUR COMMON SHARES OR OUR COMMON ADSs.

In general, a holder of our common ADS issued in respect of our common stock will be treated as the holder of the shares of common stock represented by those ADSs for U.S. federal income tax purposes, and no gain or loss will be recognized if you exchange our common ADSs for the shares of our common stock represented by that ADS.

In this discussion, references to our common ADSs refer to ADSs with respect to our common shares, and references to a “U.S. Holder” are to a holder of a common share or a common ADS that is:

•	an individual who is a citizen or resident of the United States;

•	a corporation organized under the laws of the United States, any state thereof, or the District of Columbia; or

•	otherwise subject to U.S. federal income taxation on a net income basis with respect to our common shares or our common ADS.

Taxation of Distributions

A U.S. Holder will recognize ordinary dividend income for U.S. federal income tax purposes in an amount equal to the amount of any cash and the value of any property we distribute as a dividend to the extent that such distribution is paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, when such distribution is received by the ADS depositary, in the case of our common ADSs, or by the U.S. Holder in the case of a holder of our common shares. The amount of any distribution will include distributions characterized as interest on capital and the amount of Brazilian tax withheld on the amount distributed, and the amount of a distribution paid in reais will be measured by reference to the exchange rate for converting reais into U.S. dollars in effect on the date the distribution is received by the ADS depositary, in the case of our common ADSs, or by a U.S. Holder in the case of a holder of our common shares. If the ADS depositary, in the case of our common ADSs, or U.S. Holder in the case of a holder of our common shares, does not convert such reais into U.S. dollars on the date it receives them, it is possible that the U.S. Holder will recognize foreign currency loss or gain, which would be U.S. source ordinary loss or gain, when the reais are converted into U.S. dollars. Dividends paid by us will not be eligible for the dividends received deduction allowed to corporations under the Code.

Subject to certain exceptions for short-term and hedged positions, the U.S. dollar amount of dividends received by a non-corporate U.S. Holder with respect to our common ADSs will generally be subject to taxation at preferential rates if the dividends are “qualified dividends.” Dividends paid on our common ADSs will be treated as qualified dividends if (i) our common ADSs are readily tradable on an established securities market in the United States and (ii) Petrobras was not, in the year prior to the year in which the dividend was paid, and is not, in the year in which the dividend is paid, a “passive foreign investment company” as defined for U.S. federal income tax purposes (a PFIC). Our common ADSs are listed on the NYSE, and will qualify as readily tradable on an established securities market in the United States so long as they are so listed. Based on our audited consolidated financial statements and relevant market and shareholder data, we believe that we should not be treated as a PFIC for U.S. federal income tax purposes with respect to the 2019 or 2018 taxable years. In addition, based on our audited consolidated financial statements and our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and shareholder data, we do not anticipate becoming a PFIC for our 2020 taxable year. Based on existing guidance, it is not clear whether dividends received with respect to our common shares will be treated as qualified dividends, because our common shares are not themselves listed on a U.S. exchange. U.S. Holders of our common ADSs should consult their own tax advisors regarding the availability of the reduced dividend tax rate in the light of their particular circumstances.

Distributions out of earnings and profits with respect to our common shares or common ADSs generally will be treated as foreign source dividend income and generally will be treated as “passive category income” for U.S. foreign tax credit purposes. Subject to certain limitations, Brazilian income tax withheld in connection with any distribution with respect to our common shares or common ADSs may be claimed as a credit against the U.S. federal income tax liability of a U.S. Holder, or, at the U.S. Holder’s election, such Brazilian withholding tax may be taken as a deduction against taxable income (provided that the U.S. Holder elects to deduct, rather than credit, all foreign income taxes paid or accrued for the relevant taxable year). A U.S. foreign tax credit may not be allowed for Brazilian withholding tax imposed in respect of certain short-term or hedged positions in securities or in respect of arrangements in which a U.S. Holder’s expected economic profit is insubstantial. U.S. Holders should consult their own tax advisors regarding the availability of the U.S. foreign tax credit, including the translation of reais into U.S. dollar for these purposes, in light of their particular circumstances.

Holders of our common ADSs that are foreign corporations or nonresident alien individuals (non-U.S. Holders) generally will not be subject to U.S. federal income tax, including withholding tax, on distributions with respect to our common shares or common ADSs that are treated as dividend income for U.S. federal income tax purposes unless such dividends are effectively connected with the conduct by the holder of a trade or business in the United States.

Taxation of Capital Gains

Upon the sale or other disposition of a common share or a common ADS, a U.S. Holder will generally recognize U.S. source capital gain or loss for U.S. federal income tax purposes, equal to the difference between the amount realized on the disposition and the U.S. Holder’s tax basis in such common share or common ADS. Any gain or loss will be long-term capital gain or loss if our common shares or common ADSs have been held for more than one year. Non-corporate U.S. Holders of our common shares or common ADSs may be eligible for a preferential rate of U.S. federal income tax in respect of long-term capital gains. Capital losses may be deducted from taxable income, subject to certain limitations. For U.S. federal income tax purposes, such disposition would not result in foreign source income to a U.S. Holder. As a result, a U.S. Holder may not be able to use the foreign tax credit associated with any Brazilian income taxes imposed on such gains, unless such holder can use the credit against U.S. tax due on other foreign source income. U.S. Holders should consult their own tax advisors regarding the availability of the U.S. foreign tax credit.

A non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on gain realized on the sale or other disposition of a common share or a common ADS, unless:

•	such gain is effectively connected with the conduct by the holder of a trade or business in the United States; or

•	such holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.

Information Reporting and Backup Withholding

The payment of dividends on, and proceeds from the sale or other disposition of our common ADSs or common shares to a U.S. Holder within the United States (or through certain U.S. related financial intermediaries) will generally be subject to information reporting, and may be subject to “backup withholding” unless the U.S. Holder (i) is an exempt recipient, and demonstrates this fact when so required, or (ii) timely provides a taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. The amount of any backup withholding collected from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, so long as the required information is furnished to the IRS in a timely manner.

U.S. Holders should consult their own tax advisors about any additional reporting requirements that may arise as a result of their purchasing, holding or disposing of our common ADSs or common shares.

A non-U.S. Holder generally will be exempt from these information reporting requirements and backup withholding tax, but may be required to comply with certain certification and identification procedures in order to establish its eligibility for such exemption.

Specified Foreign Financial Assets

Certain U.S. Holders that own “specified foreign financial assets” with an aggregate value in excess of U.S.$50,000 on the last day of the taxable year or $75,000 at any time during the taxable year are generally required to file an information statement along with their tax returns, currently on Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer (which would include our common shares and common ADSs) that are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. Regulations extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on certain objective criteria. U.S. Holders who fail to report the required information could be subject to substantial penalties. Prospective investors should consult their own tax advisors concerning the application of these rules to their investment, including the application of the rules to their particular circumstances.

Brazilian Tax Considerations

The following discussion summarizes the material Brazilian tax consequences of the acquisition, ownership and disposition of common shares or ADSs by a holder that is not domiciled in Brazil for purposes of Brazilian taxation, or a “Non-Resident Holder”. This discussion is based on Brazilian law as currently in effect, which is subject to change, possibly with retroactive effect, and to differing interpretations. Any change in such law may change the consequences described below.

The tax consequences described below do not take into account the effects of any tax treaties or reciprocity of tax treatment entered into by Brazil and other countries. The discussion also does not, except to the extent discussed below under “—Other Brazilian Taxes,” address any tax consequences under the tax laws of any state or locality of Brazil.

The description below is not intended to constitute a complete analysis of all Brazilian tax consequences relating to the acquisition, exchange, ownership and disposition of our common shares or ADSs. Prospective purchasers should consult their own tax advisors with respect to an investment in our common shares or ADSs in light of their particular investment circumstances.

Income Tax

Dividends

Historically, dividends paid by a Brazilian company, such as ourselves, including dividends paid to a Non-Resident Holder, have not been subject to withholding income tax in Brazil, to the extent that such amounts are related to profits generated as of January 1, 1996. Dividends paid from profits generated prior to January 1, 1996 may be subject to Brazilian withholding income tax at varying rates, according to the tax legislation applicable to each corresponding year.

Law No. 11,638, dated December 28, 2007, significantly altered Brazilian corporate law in order to align the Brazilian generally accepted accounting principles, or Brazilian GAAP, more closely with IFRS accounting standards. However, Law No. 11,941, dated May 27, 2009, introduced the Transitory Tax Regime, or RTT, in order to render neutral, from a tax perspective, all the changes provided by Law 11,638. Under the RTT, for tax purposes, legal entities should observe the accounting methods and criteria as they were on December 31, 2007. Law No. 12,973, dated May 13, 2014, as amended, abolished the RTT and approved new rules aimed at permanently aligning the Brazilian tax system with IFRS as of January 1, 2015, including with respect to dividend distributions. For the 2014 fiscal year, taxpayers were entitled to elect to adopt the new rules or to continue adopting the RTT.

Under the RTT, there was controversy over how tax authorities would view certain situations, including whether dividends should be calculated in accordance with IFRS standards or the old Brazilian GAAP. It was unclear whether any dividend distributions made in accordance with IFRS standards in excess of the amount that could have been distributed had the profits been ascertained based on the old Brazilian GAAP would be subject to taxation in Brazil. In view of such controversy, Law No. 12,973/14 expressly stated that dividends calculated in accordance with IFRS standards based on profits ascertained between January 1, 2008 and December 31, 2013 would not be subject to taxation.

Notwithstanding the provisions of Law No. 12,973/14, Brazilian tax authorities issued Normative Ruling No. 1,492, dated September 17, 2014, which provided that dividend distributions supported by IFRS profits ascertained in 2014 that exceeded the amount resulting from the adoption of the old Brazilian GAAP would be: (i) subject to withholding income tax based on progressive rates (0% to 27.5%) if paid to Brazilian individuals; (ii) added to the tax base of the corporate tax (IRPJ/CSL) of the beneficiary if paid to Brazilian companies; (iii) subject to WHT at a 15% rate if paid to non-residents; or (iv) subject to WHT at a 25% rate if paid to non-residents that are based in blacklisted tax haven jurisdictions. However, this rule would apply only to taxpayers that have not elected to account for the effects of Law No. 12,973/14 (i.e., taxation based on IFRS standards) for the 2014 fiscal year.

Despite our belief that the tax exemption on dividends applies to dividends distributed by Brazilian companies out of profits ascertained in accordance with IFRS principles, if the provisions of Normative Ruling No. 1,492/14 are applicable, dividends ascertained in fiscal year 2014 based on IFRS that exceed the amount that would result from the adoption of the old Brazilian GAAP, for that calendar year, could be subject to withholding income tax, even if it were distributed in 2017 or later, at a rate of 15% or, if the Non-Resident Holder is domiciled in a Low or Nil Tax Jurisdiction (as defined below), 25%. For dividends paid out from profits ascertained in 2015 going forward, there are no such issues and dividends will be exempt, provided that they are distributed pursuant to Brazilian corporate law.

There can be no assurance that the current tax exemption on dividends distributed by Brazilian companies will continue in the future. At any case, any potential taxation being imposed upon dividends would become effective only in the year following the enactment of the relevant law.

Interest Attributable to Shareholders’ Equity

Law No. 9,249, dated December 26, 1995, as amended, allows a Brazilian corporation, such as ourselves, to make distributions to shareholders of interest on net equity and treat those payments as a deductible expense for purposes of calculating Brazilian corporate income tax and social contribution on net profits, both of which are taxes levied on our profits, as far as the limits described below are observed. These distributions may be paid in cash. For tax purposes, this interest on net equity is limited to the daily pro rata variation of the TJLP (long-term interest rate), as determined by the Central Bank from time to time, and the amount of the deduction may not exceed the greater of:

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50.0% of the net income (after the deduction of the social contribution on net profits and before taking into account the provision for corporate income tax and the amounts attributable to shareholders as interest on shareholders’ equity) related to the period in respect of which the payment is made; and

•	50.0% of the sum of retained profits and profit reserves as of the date of the beginning of the period in respect of which the payment is made.

Payment of interest on shareholders’ equity to a Non-Resident Holder is subject to withholding income tax at the rate of 15.0%. The applicable tax rate will be 25.0% in case of payments made to a Non-Resident Holder domiciled in a Low or Nil Tax Jurisdiction (as defined below) or where applicable local laws impose restrictions on the disclosure of the shareholding composition or the ownership of investments or the ultimate beneficiary of the income derived from transactions carried out and attributable to such non-Resident Holder.

These payments may be included, at their net value, as part of any mandatory dividend. The distribution of interest on shareholders’ equity may be determined by our board of directors. To the extent payment of interest on shareholders’ equity is so included, the corporation is required to distribute to shareholders an additional amount to ensure that the net amount received by them, after payment of the applicable Brazilian withholding income tax, plus the amount of declared dividends is at least equal to the mandatory dividend.

We cannot assure you that the Brazilian federal government will not try to increase the withholding income tax on interest on shareholders’ equity in the future.

Low or Nil Tax Jurisdictions

According to Law No 9,430, dated December 27, 1996, as amended, a Low or Nil Tax Jurisdiction is a country or location that (i) does not impose taxation on income, (ii) imposes income tax at a rate lower than 20%, or (3) imposes restrictions on the disclosure of shareholding composition or investment ownership.

Additionally, on June 24, 2008, Law No. 11,727 introduced the concept of a “privileged tax regime,” which is defined as a tax regime that (i) does not tax income or taxes it at a maximum rate lower than 20%; (ii) grants tax benefits to non-resident entities or individuals (a) without the requirement that they carry out substantial economic activity in the country or dependency or (b) contingent on the non-exercise of substantial economic activity in the country or dependency; (iii) does not tax or that taxes income generated abroad at a maximum rate of lower than 20%; or (iv) does not provide access to information related to shareholding composition, ownership of assets and rights or economic transactions carried out.

On November 28, 2014, the Brazilian tax authorities issued Ordinance No. 488, which decreased these minimum thresholds from 20% to 17% for specific cases. Under Ordinance No. 488, the 17% threshold applies only to countries and regimes aligned with international standards of fiscal transparency, in accordance with rules to be established by the Brazilian tax authorities.

We consider the best interpretation of Law No. 11,727/08 to be that the new concept of “privileged tax regime” would be applicable solely for purposes of transfer pricing and thin capitalization rules. However, we are unable to ascertain whether or not the privileged tax regime concept will be extended to the concept of Low or Nil Tax Jurisdiction, though the Brazilian tax authorities appear to agree with our position, in view of the provisions introduced by Normative Ruling No. 1,037, dated as of June 4, 2010, as amended, which presents two different lists (Low or Nil Tax Jurisdictions—taking into account the non-transparency rules—and privileged tax regimes).

Notwithstanding the above, we recommend that you consult your own tax advisors regarding the consequences of the implementation of Law No. 11,727, Normative Ruling No. 1,037 and of any related Brazilian tax law or regulation concerning Low or Nil Tax Jurisdictions or “privileged tax regimes.”

Taxation of Gains

According to Article 26 of Law No. 10,833, dated December 29, 2003, as amended, gains related to the sale or disposition of assets located in Brazil, such as our common shares, by a Non-Resident Holder, are subject to withholding income tax in Brazil, regardless of whether the sale or disposition is made by a Non-Resident Holder to another non-resident of Brazil or to a Brazilian resident.

As a general rule, capital gains realized as a result of a sale or disposition of common shares are equal to the positive difference between the amount realized on the sale or disposition and the respective acquisition costs of the common shares.

There is a controversy regarding the currency that should be considered for purposes of determining the capital gain realized by a Non-Resident Holder on a sale or disposition of shares in Brazil, more specifically, if such capital gain is to be determined in foreign or in local currency.

Under Brazilian law, income tax on such gains can vary depending on the domicile of the Non-Resident Holder, the type of registration of the investment by the Non-Resident Holder with the Central Bank and how the disposition is carried out, as described below.

Currently, capital gains realized by Non-Resident Holders on a sale or disposition of shares carried out on the Brazilian stock exchange (including the organized over-the-counter market) are:

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exempt from income tax when realized by a Non-Resident Holder that (1) has registered its investment in Brazil with the Central Bank under the rules of Resolution 4,373/14 of the Brazilian Monetary Council (“4,373 Holder”), and (2) is not resident or domiciled in a Low or Nil Tax Jurisdiction;

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subject to income tax at a rate of 15% in the case of gains realized by (A) a Non-Resident Holder that (1) is not a 4,373 Holder and (2) is not resident or domiciled in a Low or Nil Tax Jurisdiction; or (B) a Non-Resident Holder that (1) is a 4,373 Holder, and (2) is resident or domiciled a Low or Nil Tax Jurisdiction; or

•	subject to income tax at a rate of up to 25% in the case of gains realized by a Non-Resident Holder that (1) is not a 4,373 holder, and (2) is resident or domiciled in a Low or Nil Tax Jurisdiction.

Any capital gains realized on the disposition of shares that are not carried out on the Brazilian stock exchange are:

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subject to income tax at progressive rates that vary from 15% to 22.5%, as further detailed below, when realized by a Non-Resident Holder that is not resident or domiciled in a Low or Nil Tax Jurisdiction; and

•	subject to income tax at a rate of up to 25% when realized by a Non-Resident Holder that is resident or domiciled in a Low or Nil Tax Jurisdiction.

In addition, a withholding income tax of 0.005% will apply and shall be withheld by the intermediary institution (i.e., a broker) that receives the order directly from the Non-Resident Holder, which can be offset against the eventual income tax due on the capital gain. Such withholding does not apply to a 4,373 Holder that is not resident or domiciled in a Low or Nil Tax Jurisdiction.

In the case of redemption of shares or capital reduction by a Brazilian corporation, such as ourselves, the positive difference between the amount effectively received by the Non-Resident Holder and the corresponding acquisition cost is treated, for tax purposes, as capital gains derived from sale or exchange of shares. As these transactions are not carried out on a Brazilian stock exchange market, they will be subject to income tax at the rate of 15% up to 25%, in case of beneficiaries resident or domiciled in a Low or Nil Tax Jurisdiction.

On September 22, 2015, the Brazilian federal government enacted Provisional Measure No. 692/2015, converted into Law No. 13,259, of March 16, 2016, or Law No. 13,259/16, which introduced a regime based on the application of progressive tax rates for income taxation on capital gains recognized by Brazilian individuals on the disposition of assets in general. Under Law No. 13,259/16, effective as from January 1, 2017, the income tax rates on capital gains recognized by Brazilian individuals, which also applies to a Non-Resident Holder, would be: (i) 15% for the part of the gain that does not exceed R$5 million, (ii) 17.5% for the part of the gain that exceeds R$5 million but does not exceed R$10 million, (iii) 20% for the part of the gain that exceeds R$10 million but does not exceed R$30 million and (iv) 22.5% for the part of the gain that exceeds R$30 million.

As a general rule, the increased capital gains taxation regime should apply to transactions conducted outside of the Brazilian stock exchange or the organized OTC market. Also, as a general rule, a foreign investor who is a resident of or has a domicile in a Low or Nil Tax Jurisdiction would be subject to income tax at a rate of up to 25%, as mentioned above. However, although debatable, if the Non-Resident Holder is a 4,373 Holder, it is possible to sustain that the income tax would apply at 15% and therefore such progressive rates should not apply.

Any exercise of preemptive rights relating to shares or ADSs will not be subject to Brazilian withholding income tax. Gains realized by a Non-Resident Holder on the disposition of preemptive rights will be subject to Brazilian income tax according to the same rules applicable to disposition of shares or ADSs.

There can be no assurance that the current favorable tax treatment of Resolution 4,373 Holders will continue in the future.

Sales of ADSs

Arguably, the gains realized by a Non-Resident Holder on the disposition of ADSs to another non-Brazilian resident are not subject to Brazilian tax, based on the argument that the ADSs would not constitute assets located in Brazil for purposes of Law No. 10,833/03. However, we cannot assure you how Brazilian courts would interpret the definition of assets located in Brazil in connection with the taxation of gains realized by a Non-Resident Holder on the disposition of ADSs to another non-Brazilian resident. As a result, gains on a disposition of ADSs by a Non-Resident Holder to a Brazilian resident, or even to a Non-Resident Holder in the event that courts determine that the ADSs would constitute assets located in Brazil, may be subject to income tax in Brazil according to the rules described above.

Gains on the exchange of ADSs for shares

Non-Resident Holders may exchange ADSs for the underlying shares, sell the shares on a Brazilian stock exchange and remit abroad the proceeds of the sale. As a general rule, the exchange of ADSs for shares is not subject to income taxation in Brazil.

Upon receipt of the underlying shares in exchange for ADSs, Non-Resident Holders may also elect to register with the Central Bank the U.S. dollar value of such shares as a foreign portfolio investment under No. 4,373/14, which will entitle them to the tax treatment referred above on the future sale of the shares.

Alternatively, the Non-Resident Holder is also entitled to register with the Central Bank the U.S. dollar value of such shares as a foreign direct investment under Law 4,131/62, in which case the respective sale would be subject to the tax treatment applicable to transactions carried out of by a Non-Resident Holder that is not a 4,373 Holder, i.e., subject to income tax at progressive rates (15% to 22.5%) or 25% if such Non-Resident Holder resident of or has a domicile in a Low or Nil Tax Jurisdiction, as explained above.

Gains on the exchange of shares for ADSs

The deposit of shares in exchange for the ADSs by a Non-Resident Holder may be subject to Brazilian withholding income tax on capital gains if the acquisition cost is lower than the shares price verified on the exchange date. The capital gains ascertained by the Non-Resident Holder, in this case, should be subject to taxation at progressive rates varying from 15% to 22.5%or at 25% if realized by a Non-Resident Holder that is resident or domiciled in a Low or Nil Tax Jurisdiction. In certain circumstances, there may be arguments to sustain the position that such taxation is not applicable to 4,373 Holders that are not resident or domiciled in a Low or Nil Tax Jurisdiction.

Tax on Foreign Exchange and Financial Transactions

Foreign Exchange Transactions

Brazilian law imposes an IOF/Exchange Tax, due on the conversion of Brazilian currency into foreign currency (e.g., for purposes of paying dividends and interest) and the conversion of foreign currency into Brazilian currency. Currently, for most exchange transactions, the rate of IOF/Exchange Tax is 0.38%.

Effective as of December 1, 2011, IOF/Exchange Tax at a rate of 0% applies to foreign exchange transactions entered into in connection with the inflow of proceeds to Brazil for investments made by a foreign investor (including a Non-Resident Holder) in (1) variable income transactions carried out on the Brazilian stock, futures and commodities exchanges, and (2) the acquisitions of shares of Brazilian publicly-held companies in public offerings or subscription of shares related to capital contributions, provided that the company has registered its shares for trading with the stock exchange. As of June 5, 2013, this beneficial tax treatment was extended to all investments made under the rules of CMN Resolution 4,373/14 in the Brazilian financial and capital markets, including the investment in common shares. The IOF/Exchange Tax at a rate of 0% also applies for the outflow of funds from Brazil related to these types of investments, including payments of dividends and interest on shareholders’ equity and the repatriation of funds invested in the Brazilian market.

Furthermore, the IOF/Exchange is currently levied at a 0% rate on the withdrawal of ADSs into shares. Nonetheless, the Brazilian government is permitted to increase the rate at any time to a maximum of 25%, but only in relation to future transactions. However, any increase in rates may apply only to future foreign exchange transactions.

Tax on Transactions involving Bonds and Securities

Brazilian law imposes a Tax on Transactions Involving Bonds and Securities, or “IOF/Bonds”, on transactions involving bonds and securities, including those carried out on a Brazilian stock exchange. The rate of IOF/Bond Tax applicable to transactions involving the transfer of shares traded on the Brazilian stock exchange with the purpose of the issuance of depositary receipts to be traded outside Brazil is currently zero, although the Brazilian government may increase such rate at any time up to 1.5% of the transaction amount per day, but only in respect of future transactions.

As from December 24, 2013, the IOF/Bonds Tax levies at a rate of zero percent for transactions involving the deposit of shares which are issued by a Brazilian company admitted to trade on the Brazilian stock exchange with the specific purpose of enabling the issuance of depositary receipts traded outside Brazil. Any increase in this rate may only apply to future transactions.

Other Brazilian Taxes

There are no Brazilian federal inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of shares by individuals or entities not domiciled in Brazil. Gift and inheritance taxes, however, may be levied by some states in Brazil on gifts made or inheritances bestowed by individuals or entities not resident or domiciled in Brazil or in the relevant state to individuals or entities that are resident or domiciled within such state in Brazil. There are no Brazilian stamp, issue, registration, or similar taxes payable by holders of shares, or shares comprised of shares.

DIFFICULTIES OF ENFORCING CIVIL LIABILITIES AGAINST NON-U.S. PERSONS

Petrobras is a sociedade de economia mista (mixed-capital company), a public sector company with some private sector ownership, established under the laws of Brazil. All of its executive officers and directors and certain advisors named in this prospectus supplement reside in Brazil. In addition, substantially all of its assets and those of its executive officers, directors and certain advisors named in this prospectus supplement are located in Brazil. As a result, it may not be possible for investors to effect service of process upon Petrobras or its executive officers, directors and advisors named in this prospectus supplement within the United States or other jurisdictions outside Brazil, or to enforce against any of them judgments obtained in the United States, including judgments for civil liability based upon the United States federal securities laws, or in other jurisdictions outside Brazil.

For further information on potential difficulties in effecting service of process on any of those persons or enforcing judgments against any of them outside the United States, see “Difficulties of Enforcing Civil Liabilities Against Non-U.S. Persons” in the accompanying prospectus.

LEGAL MATTERS

The validity of the common shares and certain legal matters with respect to Brazilian law will be passed upon for us by Lefosse Advogados, and certain legal matters with respect to Brazilian law will be passed upon for the international underwriters by Pinheiro Guimarães. Certain legal matters with respect to U.S. federal law will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, for the Selling Shareholder by Clifford Chance LLP and for the international underwriters by Shearman & Sterling LLP.

EXPERTS

With respect to the unaudited interim financial information of Petrobras as of September 30, 2019 and for the three and nine-month periods ended September 30, 2019 and 2018, incorporated by reference herein, KPMG Auditores Independentes, an independent registered public accounting firm, reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the Petrobras Form 6-K furnished to the SEC on October 25, 2019 and incorporated by reference herein, states that they did not audit and they do not express an opinion on that unaudited interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

The consolidated financial statements as of and for the years ended December 31, 2018 and 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 (which is included in Management’s Report on Internal Control over Financial Reporting) have been incorporated herein by reference to the 2018 Form 20-F in reliance on the report of KPMG Auditores Independentes given on the authority of said firm as experts in auditing and accounting. The revised consolidated financial statements as of and for the years ended December 31, 2018 and 2017 have been incorporated herein by reference to Petrobras’s Form 6-K furnished to the SEC on January 2, 2020 in reliance on the report of KPMG Auditores Independentes given on the authority of said firm as experts in auditing and accounting.

The revised consolidated financial statements for the year ended December 31, 2016 incorporated in this prospectus supplement by reference to Petrobras’s Form 6-K furnished to the SEC on January 2, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores Independentes, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Certain oil and gas reserve data incorporated herein by reference to the 2018 Form 20-F were reviewed by DeGolyer and MacNaughton as indicated therein, in reliance upon the authority of such firm as expert in estimating proved oil and gas reserves.